Exhibit 10.1

EXECUTION COPY

THREE-YEAR CREDIT AGREEMENT

among

NBC UNIVERSAL, INC.

The Financial Institutions Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

Issuing Lender

GOLDMAN SACHS CREDIT PARTNERS L.P.

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents

and

BANK OF AMERICA, N.A.

CITIGROUP GLOBAL MARKETS INC.,

as Co-Documentation Agents

Dated as of March 19, 2010

J.P. MORGAN SECURITIES INC.

GOLDMAN SACHS CREDIT PARTNERS L.P.

MORGAN STANLEY SENIOR FUNDING, INC.,

as

Joint Lead Arrangers and Joint Bookrunners

and

BANC OF AMERICA SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.,

as Co-Lead Arrangers

and

BARCLAYS BANK PLC, BNP PARIBAS, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE

BANK AG NEW YORK BRANCH, MIZUHO CORPORATE BANK, LTD., SUMITOMO MITSUI

BANKING CORPORATION, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., THE ROYAL

BANK OF SCOTLAND PLC, UBS SECURITIES LLC, WELLS FARGO BANK, N.A.,

as Co-Arrangers

i

EXHIBITS

A	Form of Request for Extension of Credit
B	Form of Compliance Certificate
C	Form of Assignment and Acceptance
D	Form of Solvency Certificate
E	Form of Guarantee Agreement

SCHEDULES

1.01A	Commitments
1.01B	Permitted Surviving Indebtedness
1.01C	Transactions
5.05	Litigation
10.02	Addresses for Notices

THREE-YEAR CREDIT AGREEMENT

This THREE-YEAR CREDIT AGREEMENT is entered into as of March 19, 2010, by and among NBC UNIVERSAL, INC., a Delaware corporation (“NBCU” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A. (“JPMorgan Chase”), as the Administrative Agent and an Issuing Lender, GOLDMAN SACHS CREDIT PARTNERS L.P. and MORGAN STANLEY SENIOR FUNDING, INC., as co-syndication agents (each in such capacity, a “Co-Syndication Agent”), and BANK OF AMERICA, N.A. and CITIGROUP GLOBAL MARKETS INC., as co-documentation agents (each in such capacity, a “Co-Documentation Agent”).

RECITALS

WHEREAS, in connection with the Transactions (as defined below), the Borrower has requested that the Lenders, the Issuing Lender and the Administrative Agent provide the Term Facility and the Revolving Facility, and the Lenders, the Issuing Lender and the Administrative Agent are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“A&E Puts” means any exercise of the put rights and the issuance of the contemplated guarantee under the Second Amended and Restated Limited Liability Company Agreement of A&E Television Networks, LLC (as the same may be amended, modified or supplemented from time to time; provided that such amendment, modification or supplement does not materially and adversely affect the ability of the Borrower to satisfy the Obligations).

“Acquisition” means (a) any purchase or other acquisition of assets or series of related purchases or other acquisitions of assets by the Borrower or any Restricted Subsidiary (including by way of asset or stock purchase, swap or merger) other than from the Borrower or any Restricted Subsidiary or (b) the designation by the Borrower of an Unrestricted Subsidiary as a Restricted Subsidiary.

“Acquisition Cash Flow Value” has the meaning set forth in the definition of Material Acquisition.

“Act” has the meaning set forth in Section 10.26.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted under the Loan Documents.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth below its signature to this Agreement, or such other address or account as the Administrative Agent hereafter may designate by written notice to the Borrower and the Lenders.

“Administrative Agent-Related Persons” means the Administrative Agent (including any successor agent), together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under direct or indirect common control with, such Person.

“Agents” means the collective reference to the Administrative Agent, Co-Syndication Agents, Co-Documentation Agents and Arrangers.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of such Lender’s (a) Revolving Commitment then in effect (or, if the Revolving Commitment has been terminated, the amount of such Lender’s Outstanding Revolving Obligations at such time) and (b) (i) prior to the Effective Date, Term Commitment then in effect and (ii) on and after the Effective Date, the aggregate outstanding principal amount of such Lenders’ Term Loans at such time.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Applicable Amount” means the rate per annum, in basis points, set forth under the relevant column heading below based upon the applicable Debt Ratings:

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Base Rate	Eurodollar Rate/ Letters of Credit
1	>A-/A3	25.0	100	200
2	BBB+/Baa1	37.5	125	225
3	BBB/Baa2	50.0	150	250
4	BBB-/Baa3	50.0	175	275
5	BB+/Ba1	62.5	200	300
6	Any less favorable rating	62.5	250	350

Notwithstanding the foregoing, prior to the repayment in full of the obligations (other than contingent indemnity or expense reimbursement obligations not then due) under the Bridge Facility (to the extent loans thereunder were borrowed on the Effective Date), the rates per annum set forth in the table above (other than in respect of commitment fees) shall increase by an additional 50.0 basis points on the last day of each 90-day period after the Effective Date (with such per annum rates reverting back to the table above upon such repayment).

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s senior unsecured non-credit-enhanced long-term Indebtedness for borrowed money (the “Subject Debt”); provided that, solely for purposes of determining the Applicable Amount, if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the lower Debt Rating shall apply. Initially, the Debt Ratings shall be determined based on the Borrower’s Debt Ratings on the Effective Date giving effect to the Transactions. Thereafter, the Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Any change in the Applicable Amount shall become effective on and as of the date of any public announcement of any Debt Rating that indicates a different Applicable Amount. If the rating system of S&P or Moody’s shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of the Required Lenders), the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either S&P or Moody’s (but not both) has ceased to rate the Subject Debt, then (x) if such rating agency has ceased to issue debt ratings generally, or if the Borrower has used commercially reasonable efforts to maintain ratings from both S&P and Moody’s, the Debt Rating shall be deemed to be the Remaining Debt Rating and (y) otherwise, the Debt Rating shall be deemed to be one Pricing Level below the Remaining Debt Rating. If and for so long as both S&P and Moody’s have ceased to rate the Subject Debt, then (x) if such S&P and Moody’s have ceased to issue debt ratings generally, the Debt Rating shall be the Debt Rating most recently in effect prior to such event and (y) otherwise, the Debt Rating will be the Debt Rating at Pricing Level 6. For the purpose of the foregoing, “Remaining Debt Rating” means, at any time that one of S&P or Moody’s, but not both, is rating the Subject Debt, the rating assigned by such rating agency from time to time.

“Applicable Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or Converted in whole or in part and the maturity date of such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls every three months after the beginning of such Interest Period; (b) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Applicable Payment Dates with respect to such Borrowing; and (c) as to any other Obligations, the last Business Day of each calendar quarter and the maturity date of such Obligation, except as otherwise provided herein.

“Applicable Time” means New York time.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the collective reference to the Lead Arrangers, the Co-Lead Arrangers and the Co-Arrangers.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit C.

“Attorney Costs” means the reasonable fees and disbursements of a law firm or other external counsel.

“Attributable Indebtedness” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Indebtedness shall be the lesser of the Attributable Indebtedness determined assuming termination on the first date such lease may be terminated (in which case the Attributable Indebtedness shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date on which it may be so terminated) or the Attributable Indebtedness determined assuming no such termination.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase as its “prime rate” in effect at its principal office in New York City (the prime rate not being intended to be the lowest rate of interest charged by JPMorgan Chase in connection with extensions of credit to debtors) and (c) the Eurodollar Rate for a one month Interest Period commencing two Business Days after such day plus 1%. Any change in such prime rate announced by JPMorgan Chase shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan made hereunder that bears interest based upon the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower’s Parent” means any direct or indirect parent company of the Borrower.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

“Bridge Facility” means the Bridge Loan Agreement, dated as of March 19, 2010 among the Borrower, the lenders party thereto, Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as co-syndication agents, Bank of America, N.A. and Citigroup Global Markets Inc., as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent.

“Bridge Facility Event of Default” has the meaning set forth in Section 8.01(f).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close, and, if the applicable Business Day relates to a Eurodollar Rate Loan, any such day on which dealings are carried out in the applicable offshore Dollar market.

“Change of Control” means the occurrence after the Effective Date of any of the following: (a) (i) prior to a Qualified IPO, (x) GE and Comcast cease to own, directly or indirectly, beneficially or of record, in the aggregate, more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (y) any Person or group (other than GE or Comcast) shall own a greater percentage, directly or indirectly, beneficially or of record, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower than both GE and Comcast, individually and (ii) after a Qualified IPO, the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, as in effect on the date hereof), other than GE and Comcast, of Equity Interests representing more than the greater of (x) 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (y) the percentage of the aggregate ordinary voting power represented by the Equity Interests then held by GE and Comcast; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower (or by the nominating committee of such board) nor (ii) appointed by directors so nominated. For purposes of the foregoing, references to Comcast and GE shall include their respective Affiliates.

“Co-Arrangers” means the collective reference to Barclays Bank PLC, BNP Paribas, Credit Suisse Securities (USA) LLC, Deutsche Bank AG New York Branch, Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, UBS Securities LLC and Wells Fargo Bank, N.A.

“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agents” has the meaning set forth in the introductory paragraph hereto.

“Co-Lead Arrangers” means the collective reference to Banc of America Securities LLC and Citigroup Global Markets Inc.

“Combination” has the meaning set forth on Schedule 1.01C.

“Comcast” means Comcast Corporation, a Pennsylvania corporation.

“Comcast Note” has the meaning set forth in the Master Agreement.

“Commitments” means, for any Lender and at any time, such Lender’s Revolving Commitment and Term Commitment collectively then in effect.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.07.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.07.

“Competitive Borrowing” means a Competitive Loan or group of Competitive Loans of the same type made on the same date and as to which a single Interest Period is in effect.

“Competitive Loan” means a Loan made pursuant to Section 2.07.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of the Borrower.

“Confidential Information” has the meaning set forth in Section 10.17.

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication:

(i) income tax expense;

(ii) interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period);

(iii) depreciation and amortization expense including amortization of intangibles, but excluding amortization expense relating to film, television or similar entertainment rights, investments or inventory (other than amortization expense relating to film and television library assets resulting from the effects of purchase accounting);

(iv) extraordinary expenses or loss and unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) non-cash losses from Dispositions not in the ordinary course of business and (y) goodwill or intangible asset impairment);

(v) restructuring charges deemed to be one time in nature (excluding charges incurred in the ordinary course of business), including restructuring charges in connection with the Transactions, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period; provided that the aggregate amount of cash charges permitted to be added back to Consolidated Net Income under this clause (v) shall not exceed $250,000,000 in any period;

(vi) transaction expenses directly related to the Transactions; and

(vii) any other non-cash charges to income (including, but not limited to, stock based compensation);

minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, and without duplication:

(i) income tax benefit;

(ii) interest income, other than imputed interest income from long-term receivables;

(iii) any extraordinary income or gains and any unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on Dispositions not in the ordinary course of business, but excluding any gains resulting from the A&E Puts); and

(iv) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period from and after the Effective

Date, all as determined for such period (and provided that the cash expenditure does not impact Consolidated Net Income in the period paid).

For purposes of calculating the Consolidated Leverage Ratio for any Test Period, Consolidated EBITDA shall be determined on a pro forma basis in accordance with Section 1.07 to include results of the Contributed Comcast Businesses as if the Combination constituted a Material Acquisition.

“Consolidated Leverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Consolidated Total Indebtedness on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (in each case, without duplication):

(a) (i) any net income of any Person if such Person is not a Restricted Subsidiary, except to the extent of (A) the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution which is not subject to any subsequent reduction or clawback by such Person to a Restricted Subsidiary (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); minus (B) the aggregate amount of cash contributions or other cash equity investments made by the Borrower or a Restricted Subsidiary in such Person during such period; and

(ii) any net loss of any Person if such Person is not a Restricted Subsidiary, except to the extent of (A) the aggregate amount of cash contributions or other cash equity investments made by the Borrower or a Restricted Subsidiary in such Person during such period minus (B) the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution which is not subject to any subsequent reduction or clawback by such Person to a Restricted Subsidiary (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b) any net income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(i) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, the total Indebtedness (other than (i) the types described in clauses (c) and (d) of the definition thereof, and any Guaranty Obligations relating thereto, and (ii) with respect to clause (i) of the definition thereof, the face amount of any undrawn letters of credit and bankers’ acceptances and any Guaranty Obligations relating thereto) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (including, to the extent not otherwise included therein, (i) the outstanding principal amount of the Indebtedness underlying any Guaranty Obligations (other than any Guaranty Obligations with respect to Indebtedness of the types described in clauses (c), (d) and (i) (with respect to the face amount of any undrawn letters of credit and bankers’ acceptances only) of the definition thereof) and (ii) obligations owed under any GE Note or the Comcast Note; provided that in any event, Consolidated Total Indebtedness shall not include (a) Indebtedness of Unrestricted Subsidiaries, (b) the LIN Credit Facility and Guaranty Obligations in respect thereof (if any), only so long as all of the Borrower’s Guaranty Obligations in respect thereof (if any) (i) have been terminated in full or (ii) constitute “Excluded NBCU Liabilities” under the Master Agreement (as such term is defined in the Master Agreement in effect as of the date hereof) or (c) Specified Non-Recourse Debt; provided further that up to the lesser of (x) $750,000,000 and (y) the then outstanding principal amount of any GE Note or Comcast Note shall be excluded from the determination of Consolidated Total Indebtedness to the extent of the aggregate cash and cash equivalents included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the date of any determination (other than any cash or cash equivalents classified as restricted cash on such balance sheet).

“Continuation” and “Continue” mean, with respect to any Eurodollar Rate Loan, the continuation of such Eurodollar Rate Loan as a Eurodollar Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Businesses” means the NBCU Businesses and the Contributed Comcast Businesses, collectively.

“Contributed Comcast Businesses” has the meaning set forth in the Master Agreement.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Co-Syndication Agents” has the meaning set forth in the introductory paragraph hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Debt Rating” has the meaning set forth in the definition of Applicable Amount.

“Declining Lender” has the meaning set forth in Section 2.04(b).

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.15(a) or (ii) in the case of any other overdue amount, 2% per annum plus the rate applicable to Base Rate Loans, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, within three Business Days of the date on which it shall have been required to fund the same (or, in the case of any Borrowing on the Effective Date, on the Effective Date), unless the subject of a good faith dispute between the Borrower and such Lender (as reasonably determined by the Administrative Agent under the circumstances), (b) notified the Borrower, the Administrative Agent, any Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent (which request shall, in any event, be made promptly upon request by the Borrower), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender based on a reasonable determination under the circumstances) and participations in then outstanding Letters of Credit; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute (as reasonably determined by the Administrative Agent), or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrower, the Administrative Agent and each Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or (f) has otherwise become a “defaulting” lender generally in credit agreements to which it is a party (as reasonably determined by the Administrative Agent in consultation with the Borrower). For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.

“Disposition” means (a) any sale, transfer or other disposition of assets or series of sales, transfers or other disposition of assets by the Borrower or any Restricted Subsidiary (including by way of asset or stock sale, swap or merger) other than to the Borrower or any Restricted Subsidiary or (b) the designation by the Borrower of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Disposition Cash Flow Value” has the meaning set forth in the definition of Material Disposition.

“Dollar” and “$” means lawful money of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the U.S. Securities and Exchange Commission in electronic format.

“Effective Date” means the date upon which all the conditions precedent in Section 4.02 have been satisfied or waived.

“Effective Date Material Adverse Effect” means, a material adverse effect on the business, assets, financial condition or operations of the Contributed Businesses, taken as a whole; provided, however, that, any adverse effect to the extent arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which the Contributed Businesses operate or (iii) any of the industries generally in which the Contributed Businesses operate (including labor strikes, work stoppages or walkouts or other labor disputes, declines in ratings or declines in costs-per-thousand), (b) the announcement or pendency of transactions contemplated by the Master Agreement or the other Transaction Agreements (as defined in the Master Agreement), (c) any changes in applicable Law (as defined in the Master Agreement) or U.S. GAAP (as defined in the Master Agreement) or the enforcement or interpretation thereof, (d) actions taken or omitted pursuant to the Master Agreement or taken with the specific consent of the other parties thereto and each Lead Arranger after the date of the Master Agreement, (e) any acts of God, (f) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions (except, with respect to the foregoing clauses (a), (c), (e) and (f), to the extent such event or series of events, circumstances, changes, acts or occurrences have a materially disproportionate effect on the Contributed Businesses relative to other industry participants), or (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), shall not constitute or be deemed to contribute to an Effective Date Material Adverse Effect, and otherwise shall not be taken into account in determining whether an Effective Date Material Adverse Effect has occurred or would be reasonably likely to occur.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by Borrower or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any ERISA Affiliates of any liability under

Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by the Borrower or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage
Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate reasonably determined by the Administrative Agent (after consultation with the Borrower) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the average of the rates of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, Continued or Converted by the Administrative Agent in its capacity as a Lender and with a term equivalent to such Interest Period are offered by Reference Banks to major banks in the London interbank Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If any Reference Bank does not quote such a rate at the request of the Administrative Agent, such average rate shall be determined from the rates of the Reference Banks that quote such a rate; and

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities, which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

The determination of the Eurodollar Reserve Percentage and the Eurodollar Base Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

“Eurodollar Rate Loan” means a Loan bearing interest based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” has the meaning set forth in the definition of Eurodollar Rate.

“Event of Default” means any of the events specified in Section 8.

“Extended Revolving Termination Date” has the meaning set forth in Section 2.04(b).

“Extending Lender” has the meaning set forth in Section 2.04(b).

“Extension of Credit” means (a) a Borrowing, Conversion or Continuation of Loans and (b) a Letter of Credit Action whereby a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit (collectively, the “Extensions of Credit”).

“FATCA” has the meaning set forth in Section 3.01(a).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to JPMorgan Chase on such day on such transactions as determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error).

“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Loan that is a Eurodollar Rate Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“GAAP” means generally accepted accounting principles applied on a consistent basis (but subject to changes approved by the Borrower’s independent certified public accountants).

“GE” means General Electric Company, a New York corporation.

“GE Note” has the meaning set forth in the Master Agreement.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, including the Federal Communications Commission, (c) any state public utilities commission or other authority and any federal, state, county, or municipal licensing or franchising authority or (d) any court or administrative tribunal.

“Guarantee Agreement” means a guarantee agreement substantially in the form of Exhibit E.

“Guarantor” means each Subsidiary of the Borrower that becomes a party to a Guarantee Agreement.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of any other Person or (b) legally binding obligation of such Person to purchase or pay (or to advance or supply funds for the purchase or payment of) Indebtedness of any other Person, or to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or to maintain working capital, equity capital or other financial statement condition of such other Person so as to enable such other Person to pay such Indebtedness; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others, (g) all capital lease obligations of such Person, (h) all Attributable Indebtedness under Sale-Leaseback Transactions under which such Person is the lessee and (i) all obligations of such Person as an account party in respect of outstanding letters of credit (whether or not drawn) and bankers’ acceptances; provided, however, that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred compensation, pension and other post-employment benefit liabilities and (iii) take-or-pay obligations arising in the ordinary course of business; provided, further, that in the case of any obligation of such Person which is recourse only to certain assets of such Person, the amount of such Indebtedness shall be deemed to be equal to the lesser of the amount of such Indebtedness or the value of the assets to which such obligation is recourse as reflected on the balance sheet of such Person at the time of the incurrence of such obligation; and provided, further, that the amount of any Indebtedness described in clause (e) above shall be the lesser of the amount of the Indebtedness or the fair market value of the property securing such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.13.

“Indemnitees” has the meaning set forth in Section 10.13.

“Initial Effective Date” means the date upon which all the conditions precedent in Section 4.01 have been satisfied or waived.

“Insolvent”, with respect to any Multiemployer Plan, means the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Period” means (a) for each Eurodollar Rate Loan, (i) initially, the period commencing on the date such Eurodollar Rate Loan is disbursed or Continued as, or Converted into, such Eurodollar Rate Loan and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (A) the scheduled maturity date of such Loan, or (B) one, two, three, six, or subject to availability to each Lender, nine or 12 months or periods less than one month, thereafter and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) unless the Administrative Agent otherwise consents, there may not be more than twenty (20) Interest Periods for Eurodollar Rate Loans in effect at any time.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means each of JPMorgan Chase and any other Lender that may agree with the Borrower to issue Letters of Credit hereunder, or any successor issuing lender hereunder. Any Lender that becomes an Issuing Lender after the Effective Date agrees to give the Administrative Agent prompt notice thereof.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, if consistent therewith, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

“Lead Arrangers” means the collective reference to J.P. Morgan Securities, Inc., Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc.

“Lender” means each lender from time to time party hereto and, as the context requires, each Issuing Lender and, subject to the terms and conditions of this Agreement, their respective successors and assigns (but not any purchaser of a participation hereunder unless otherwise a party to this Agreement).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on its Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Administrative Agent and the Borrower.

“Letter of Credit” means any letter of credit issued or deemed to be issued hereunder.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension or modification or other similar action relating to a Letter of Credit hereunder (but excluding the return or reimbursement of any drawing thereunder).

“Letter of Credit Application” means an application for a Letter of Credit Action from time to time in use by an Issuing Lender.

“Letter of Credit Cash Collateral Account” means a blocked deposit account at JPMorgan Chase in which the Borrower hereby grants a security interest to the Administrative Agent as security for Letter of Credit Usage and with respect to which the Borrower agrees to execute and deliver from time to time such documentation as the Administrative Agent may reasonably request to further assure and confirm such security interest.

“Letter of Credit Expiration Date” means the date that is five Business Days prior to the Revolving Termination Date (as it may be extended).

“Letter of Credit Sublimit” means $150,000,000, as such amount may be reduced from time to time in accordance with the terms of this Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face or available amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by the Borrower or converted into Revolving Loans.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, or any financing lease or Sale-Leaseback Transaction having substantially the same economic effect as any of the foregoing), including the interest of a purchaser of accounts receivable; provided that Liens shall not include ordinary and customary contractual set off rights.

“LIN Credit Facility” means, the Credit Agreement, dated as of March 2, 1998, among LIN Television of Texas, LP and General Electric Capital Corporation, as lender, and all amendments, modifications, supplements, refinancings or replacements thereof.

“Loan” means any advance made by any Lender to the Borrower as provided in Section 2 (collectively, the “Loans”).

“Loan Documents” means this Agreement, each Note, each Guarantee Agreement, each Letter of Credit Application, each Request for Extension of Credit, each Compliance Certificate, each fee letter and each other instrument or agreement from time to time delivered by the Borrower pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Eurodollar Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurodollar Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Master Agreement” means that certain Master Agreement, dated as of December 3, 2009, among GE, the Borrower, Comcast and Newco, along with the Ancillary Agreements and Disclosure Letters described and defined therein.

“Master Agreement Note” means any Comcast Note or GE Note.

“Material Acquisition” means any Acquisition (the “Subject Acquisition”) that has an Acquisition Cash Flow Value (as defined below) for the Test Period ended on the last day of the fiscal quarter most recently ended that is greater than 5% of the Consolidated EBITDA for such Test Period. The “Acquisition Cash Flow Value” is an amount equal to (a) the portion of the Consolidated EBITDA of the assets comprising the Subject Acquisition less (b) the Consolidated EBITDA of any assets disposed of by Borrower or any Restricted Subsidiary (other than to Borrower or any Restricted Subsidiary) in connection with the Subject Acquisition.

“Material Adverse Effect” means any set of circumstances or events which (a) has or would reasonably be expected to have a material adverse effect upon the validity or enforceability against the Borrower of any Loan Document or (b) has had or would reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its payment obligations under any Loan Document; provided that all references to “Material Adverse Effect” shall refer to “Effective Date Material Adverse Effect” for the purpose of any representation hereunder made on or prior to the Effective Date.

“Material Disposition” means any Disposition (the “Subject Disposition”) that has a Disposition Cash Flow Value (as defined below), for the Test Period ended on the last day of the fiscal quarter most recently ended that is greater than 5% of the Consolidated EBITDA for such Test Period. The “Disposition Cash Flow Value” is an amount equal to (a) the portion of Consolidated EBITDA of the assets comprising the Subject Disposition less (b) the Consolidated EBITDA of any assets acquired or retained by Borrower or any Restricted Subsidiary (other than from Borrower or any Restricted Subsidiary) in connection with the Subject Disposition.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing or prepayment of, or Conversion into, Base Rate Loans	$5,000,000	$1,000,000
Borrowing, prepayment or Continuation of, or Conversion into, Eurodollar Rate Loans	$5,000,000	$1,000,000
Borrowing of Competitive Loans	$5,000,000	$1,000,000

Letter of Credit Action	$5,000	None
Reduction in Revolving or Term Commitments	$5,000,000	$1,000,000
Assignments	$5,000,000	None

“Moody’s” means Moody’s Investors Service, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by the Borrower and the Administrative Agent and approved by the Required Lenders.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“NBCU” means NBC Universal, Inc.

“NBCU Businesses” has the meaning set forth in the Master Agreement (but excluding the Excluded NBCU Assets and the Excluded NBCU Liabilities (each, as defined in the Master Agreement)).

“NBCU Dividend” has the meaning set forth on Schedule 1.01C

“Newco” means Navy, LLC, a Delaware limited liability company.

“Non-Excluded Taxes” has the meaning set forth in Section 3.01(a).

“Noticed Anniversary Date” has the meaning set forth in Section 2.04(b).

“Notes” means the collective reference to any promissory note evidencing Loans.

“Obligations” means all advances to, and debts, liabilities, and obligations of, the Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against the Borrower.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Obligations” means, as of any date, the collective reference to the Outstanding Revolving Obligations and the aggregate outstanding principal amount of all Term Loans.

“Outstanding Revolving Obligations” means, as of any date, and giving effect to making any Extension of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Revolving Lenders, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) all Letter of Credit Usage, and (b) when reference is made to one Revolving Lender, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender and (ii) such Revolving Lender’s ratable participation in all Letter of Credit Usage.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.

“Permitted Surviving Indebtedness” means the Indebtedness listed on Schedule 1.01B.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(3) of ERISA, other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 or 430 of the Code and in respect of which the Borrower or any ERISA Affiliate is, or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.

“Proceeding Party” has the meaning set forth in Section 10.05.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Qualified IPO” means the issuance of common Equity Interests in an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, by the Borrower, Newco or any Borrower’s Parent that directly or indirectly owns 100% of the Borrower’s Equity Interests.

“Reference Banks” means JPMorgan Chase, Bank of America, N.A. and Citibank, N.A.

“Reference Statements” means the financial statements described in Section 4.02(j).

“Refund Repayment Requirement” has the meaning set forth in Section 3.01(f).

“Register” has the meaning set forth in Section 2.13(b).

“Regulation S-X” has the meaning set forth in Section 4.02(j).

“Remaining Debt Rating” has the meaning set forth in the definition of Applicable Amount.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA, has been waived, with respect to a Plan (other than a plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to the provisions of subsection (m) or (of) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 10.17.

“Request for Extension of Credit” means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Loans (other than Competitive Loans), a written request substantially in the form of Exhibit A, (b) with respect to a Letter of Credit Action, a Letter of Credit Application, duly completed and signed by a Responsible Officer of the Borrower and delivered by

Requisite Notice and (c) with respect to a Borrowing of Competitive Loans, a Competitive Bid Request, duly completed and signed by a Responsible Officer of the Borrower and delivered by Requisite Notice.

“Required Lenders” means, as of any date of determination, Lenders (excluding any Lender that is a Defaulting Lender, until all matters that caused such Lender to be a Defaulting Lender have been remedied) holding more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the combined Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the aggregate Outstanding Revolving Obligations.

“Requisite Notice” means a notice delivered in accordance with Section 10.02.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for:

• Borrowing or prepayment of Base Rate Loans	11:00 a.m.	Same Business Day as such Loans Borrowing or prepayment

• Conversion into Base Rate Loans	11:00 a.m.	Same Business Day as such Conversion

• Borrowing, prepayment or Continuation of, or Conversion into, Eurodollar Rate Loans (other than Competitive Loans)	11:00 a.m.	3 Business Days prior to such Borrowing, prepayment, Continuation or Conversion

• Letter of Credit Action	11:00 a.m.	2 Business Days prior to such action (or such lesser time as is acceptable to an Issuing Lender)

• Voluntary reduction in or termination of Revolving or Term Commitments	11:00 a.m.	Same Business Day as such reduction or termination

• Payments (rather than notice for such payments) by the Lenders or the Borrower to the Administrative Agent	1:00 p.m.	On the date payment is due

• Borrowing of Fixed Rate Loans	11:00 a.m.	1 Business Days prior to such Borrowing

• Borrowing of Competitive Loans that are Eurodollar Rate Loans	11:00 a.m.	4 Business Days prior to such Borrowing

“Responsible Officer” means, as to any Person, the president, the controller, the chief financial officer, the treasurer or any assistant treasurer of such Person. Any document or certificate hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Group” means, collectively, the Borrower and the Restricted Subsidiaries.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment” means, for each Lender, the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Acceptance pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “combined Revolving Commitments”). The original amount of the Revolving Commitments of all Revolving Lenders is $750,000,000.

“Revolving Commitment Period” means the period from and including the Effective Date to the Revolving Termination Date, the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable.

“Revolving Facility” means the Revolving Commitments and the Extensions of Credit made thereunder.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning set forth in Section 2.04.

“Revolving Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the combined Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding.

“Revolving Termination Date” means (a) the third anniversary of the Effective Date; provided that with respect to the Revolving Commitments, if any, that are extended pursuant to Section 2.04(b), the Revolving Termination Date shall mean the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable, or (b) such earlier date upon which the combined Revolving Commitments may be terminated in accordance with the terms of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by the Borrower and the Administrative Agent and approved by the Required Lenders.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or any Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Second Extended Revolving Termination Date” has the meaning set forth in Section 2.04(b).

“Senior Notes” has the meaning set forth on Schedule 1.01C.

“Significant Subsidiary” means any Restricted Subsidiary whose Consolidated EBITDA was greater than 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for the Test Period most recently ended, or whose assets comprised more than 5% of the total assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the last day of the fiscal quarter most recently ended.

“Solvent” means, with respect to any Person and its Subsidiaries as of the Effective Date, that as of the Effective Date (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries; (ii) the capital of such Person and its Subsidiaries is not unreasonably small in relation to the business of such Person and its Subsidiaries as contemplated on such date; and (iii) such Person and its Subsidiaries do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due and have not incurred debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Non-Recourse Debt” means any account or trade receivable factoring, securitization, sale or financing facility, the obligations of which are non-recourse (except with respect to customary representations, warranties, covenants and indemnities made in connection with such facility) to the Borrower or any of its Restricted Subsidiaries.

“Specified Representations” means the representations and warranties contained in Sections 5.01(a), 5.02, 5.03, 5.09 and 5.15.

“Subject Acquisition” has the meaning set forth in the definition of Material Acquisition.

“Subject Disposition” has the meaning set forth in the definition of Material Disposition.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, however, that Station Venture Holdings, LLC, Station Venture Operations, LP and their respective subsidiaries and its and their respective successors and Universal City Florida Holding Co. I, Universal City Florida Holding Co. II and their respective subsidiaries and its and their respective successors shall not be deemed to be Subsidiaries of the Borrower. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Corporation” has the meaning set forth in Section 7.03(a)(i).

“Term Commitment” means, for each Lender, the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Acceptance pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the

“combined Term Commitments”). The original amount of the Term Commitments of all Term Lenders is $3,000,000,000.

“Term Facility” means the Term Commitments and the Term Loans made thereunder.

“Term Facility Maturity Date” means the third anniversary of the Effective Date.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans” has the meaning set forth in Section 2.01.

“Test Period” has the meaning set forth in Section 1.07.

“30 Rock Development Agreement” means any condominium plan, declaration unit owners agreement, declaration of covenants and restrictions, reciprocal easement agreement or similar agreement with respect to the NBCU Leased Real Property (as defined in the Master Agreement) located at 30 Rockefeller Plaza, New York, New York.

“Threshold Amount” means $200,000,000.

“Ticking Fee Rate” means, from the Initial Effective Date until September 3, 2010, 0.375% per annum, and thereafter 0.50% per annum.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or, if such Person had exercised ordinary care in performing his or its required duties, would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by an officer of such Person).

“Transactions” means the transactions described on Schedule 1.01C.

“type” of Loan means (a) as to any Term Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan, (b) as to any Revolving Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan and (c) as to any Competitive Loan, its nature as a Eurodollar Rate Loan or a Fixed Rate Loan.

“Unfunded Pension Liability” means the excess of a Plan’s accumulated benefit obligations, over the current fair market value of that Plan’s assets, determined in accordance with the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 for the applicable plan year.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” from time to time in accordance with Section 6.13. Until so designated, each Subsidiary of the Borrower shall be a Restricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.02 Use of Certain Terms.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the applicable Loan Document as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d) The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.

1.03 Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time in the United States; provided, however, that for purposes of determining compliance with the covenants set forth in Section 7.07, if there are changes in GAAP after December 31, 2009 that materially affect the calculation of the covenants in Section 7.07 in such a manner as to be inconsistent with the intent of this Agreement, the Administrative Agent and the Borrower shall negotiate in good faith to determine such adjustments to the method of calculating compliance with Section 7.07 or related definitions as to make them consistent with the intent hereof. Promptly upon the Borrower and the Administrative Agent reaching such agreement, the Administrative Agent shall notify the Lenders of such adjustments, which shall be conclusive unless the Required Lenders object to such adjustments within 30 days of receipt of notice. Each Compliance Certificate shall be prepared in accordance with this Section 1.03, except for the exclusion of Unrestricted Subsidiaries from the calculations therein. Notwithstanding anything to the contrary contained herein, references herein to “the Borrower and its Restricted Subsidiaries on a consolidated basis” shall be deemed to refer to the Borrower and its Restricted Subsidiaries without taking into account the results or financial position of any Unrestricted Subsidiary.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.07 Pro Forma Calculations. For the purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for any period of four consecutive fiscal quarters most recently ended (a “Test Period”), (i) if at any time during such Test Period (or, in the case of any pro forma calculation required to be made pursuant hereto in respect of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary that is a Material Disposition, at any time during the period commencing on the first day of such Test Period and ending on the date such designation is made) the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) for such Test Period attributable to the assets which are the subject of such Material Disposition or increased by an amount equal to the Consolidated EBITDA (if negative) for such Test Period attributable to such assets; (ii) if at any time during such Test Period (or, in the case of any pro forma calculation required to be made pursuant hereto in respect of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary that is a Material Acquisition, at any time during the period commencing on the first day of such Test Period and ending on the date such designation is made) the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; and (iii) if at any time during such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have entered into any Material Disposition or Material Acquisition that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or a Restricted Subsidiary during such Test Period, Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Test Period. For the purposes of this section, whenever pro forma effect is to be given to a Material Disposition or Material Acquisition and the amount of income or earnings related thereto, the pro forma calculations shall be determined in good faith by a Responsible Officer of the Borrower. Comparable adjustments shall be made in connection with any determination of Consolidated EBITDA.

SECTION 2

THE COMMITMENTS AND EXTENSIONS OF CREDIT

2.01 Amount and Terms of the Term Commitments. Subject to the terms and conditions set forth in this Agreement, each Term Lender severally agrees to make loans under the Term Facility (the “Terms Loans”) on the Effective Date in Dollars in an amount equal to such Lender’s Term Commitment. The Term Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.14.

2.02 Procedure for Term Loan Borrowing.

(a) The Borrower shall give the Administrative Agent irrevocable notice requesting that the Term Lenders make the Term Loans on the Effective Date in a Minimum Amount by delivering a Request for Extension of Credit by Requisite Notice to the Administrative Agent not later than the Requisite Time therefor. Following receipt of such Request for Extension of Credit, the Administrative Agent shall promptly notify each Term Lender by Requisite Notice. Each Term Lender shall make the funds for its Term Loan available to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time therefor on the Effective Date. Upon satisfaction of the applicable conditions set forth in Section 4.02, all funds so received shall be made available to the Borrower in like funds received.

(b) All unused Term Commitments after giving effect to the Borrowing on the Effective Date shall automatically expire.

(c) The failure of any Term Lender to make its Term Loan on the Effective Date shall not relieve any other Term Lender of its obligation to make its Term Loan on the Effective Date, but the Term Commitments of the Term Lenders are several and no Term Lender shall be responsible for the failure of any other Term Lender to so make its Term Loan.

2.03 Repayment of Term Loans. The Term Loans shall be repayable as follows (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.12):

(a) On the last day of the first calendar quarter ending after the one-year anniversary of the Effective Date, in an amount equal to 10% of the original principal amount of the Term Loans;

(b) On the last day of each calendar quarter ending after the calendar quarter described in subsection (a) prior to the Term Facility Maturity Date, in an amount equal to 2.5% of the original principal amount of the Term Loans; and

(c) On the Term Facility Maturity Date, in an amount equal to the remaining outstanding principal of the Term Loans.

Repayments of the Term Loans may not be reborrowed.

2.04 Amount and Terms of the Revolving Commitments.

(a) Subject to the terms and conditions set forth in this Agreement, during the Revolving Commitment Period, each Revolving Lender severally agrees to make, Convert and Continue revolving credit loans (“Revolving Loans”) in Dollars in such amounts as the Borrower may from time to time request; provided, however, that (i) the Outstanding Revolving Obligations of each Revolving Lender shall not exceed such Lender’s Revolving Commitment at any time and (ii) the Outstanding Revolving Obligations of all Revolving Lenders plus the aggregate principal amount of all outstanding Competitive Loans shall not exceed the combined Revolving Commitments at any time. The Revolving Facility is a revolving credit and, subject to the foregoing and the other terms and conditions hereof, the Borrower may borrow, Convert, Continue, prepay and reborrow Revolving Loans as set forth herein without premium or penalty.

(b) The Borrower shall repay (i) all outstanding Revolving Loans made to it on the Revolving Termination Date, the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable, and (ii) the then unpaid principal amount of each Competitive Loan made to it on the last day of the Interest Period applicable to such Loan. The Borrower may request that the Revolving Commitments be extended for additional one-year periods by providing written notice to the Administrative Agent not more than 90 days, but not fewer than 45 days, prior to either or both of the first two anniversaries of the Effective Date (each, a “Noticed Anniversary Date”). If a Lender agrees, in its individual and sole discretion, to extend its Revolving Commitments (such Lender, an “Extending Lender”), it will notify the Administrative Agent in writing of its decision to do so and the maximum amount of Revolving Commitments it agrees to so extend no later than 20 days prior to the applicable Noticed Anniversary Date, which notice shall be irrevocable. The Administrative Agent will notify the

Borrower, in writing, of the Lenders’ decisions no later than 15 days prior to such Noticed Anniversary Date. The Extending Lenders’ Revolving Commitments will be extended for an additional year from the Revolving Termination Date (the “Extended Revolving Termination Date”) or the Extended Revolving Termination Date (the “Second Extended Revolving Termination Date”), as applicable; provided that (i) more than 50% of the aggregate Revolving Commitments outstanding on the applicable Noticed Anniversary Date are extended or otherwise committed to by Extending Lenders and (ii) no Default or Event of Default shall have occurred and be continuing on the applicable Noticed Anniversary Date after giving effect to the requested extension. No Lender shall be required to consent to any such extension request, and any Lender that declines or does not respond in writing to the Borrower’s request that the Revolving Commitment be extended (a “Declining Lender”) will have its Revolving Commitments terminated on the then-existing Revolving Termination Date or Extended Revolving Termination Date, as applicable (without regard to any renewals by other Lenders). In the event that less than 100% of the Revolving Commitments are extended in connection with any extension referred to in this Section 2.04(b), then the Letter of Credit Sublimit shall automatically be reduced on the forthcoming Revolving Termination Date or Extended Revolving Termination Date, as applicable, by a percentage equal to the aggregate Revolving Percentage of all Declining Lenders whose Revolving Commitments are terminating on such date. The Borrower will have the right to replace any Declining Lenders in accordance with Section 10.22.

2.05 Procedure for Revolving Loan Borrowings.

(a) The Borrower may irrevocably request a Borrowing of Revolving Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to the Administrative Agent not later than the Requisite Time therefor. All Borrowings shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.07.

(b) Following receipt of a Request for Extension of Credit, the Administrative Agent shall promptly notify each Revolving Lender by Requisite Notice of its Revolving Percentage thereof. Each Revolving Lender shall make the funds for its Revolving Loan available to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4.03, all funds so received shall be made available to the Borrower in like funds received.

(c) The failure of any Revolving Lender to make any Revolving Loan on any date shall not relieve any other Revolving Lender of any obligation to make a Revolving Loan on such date, but the Revolving Commitments and Competitive Bids of the Revolving Lenders are several and no Revolving Lender shall be responsible for the failure of any other Revolving Lender to so make its Revolving Loan.

2.06 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, during the period from and including the Effective Date to, but not including the Letter of Credit Expiration Date, each Issuing Lender shall take such Letter of Credit Actions denominated in Dollars as the Borrower may from time to time request; provided, however, that (i) the Outstanding Revolving Obligations of each Revolving Lender shall not exceed such Lender’s Revolving Commitment at any time, (ii) the Outstanding Revolving Obligations of all Revolving Lenders plus the aggregate principal amount of all outstanding Competitive Loans shall not exceed the combined Revolving Commitments at any time and (iii) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit at any time. Subject to subsection (f) below and unless consented to by the applicable Issuing Lender and the Administrative Agent, no Letter of Credit may expire more than 12 months after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall expire after the Business Day which is at least five days prior to the Revolving Termination Date (as it may be extended). In the event that any Revolving Lender’s Revolving Commitment terminates prior to an extended Revolving Termination Date as contemplated by Section 2.04(b) , the respective participations of the other Revolving Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Revolving Commitments after giving effect to such termination, and the participation therein of the Lender whose Revolving Commitment is terminated shall terminate; provided that the Borrower shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Revolving Commitments which are not terminated, prepay on such date all or a portion of the outstanding Revolving Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon their having done so. If any Letter of Credit Usage remains outstanding on the Revolving Termination Date (as it may be extended), the Borrower shall, on the Revolving Termination Date (as it may be extended), deposit cash in an amount equal to the Letter of Credit Usage applicable to it in a Letter of Credit Cash Collateral Account.

(b) The Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to the applicable Issuing Lender, with a copy to the Administrative Agent, not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to the applicable Issuing Lender in its sole discretion. Each such request for a Letter of Credit Action shall, if Sections 4.03(b) and (c) are applicable to such Letter of Credit Action, constitute a representation and warranty by the Borrower that the conditions set forth in Sections 4.03(b) and (c) are satisfied. Unless the Administrative Agent notifies the applicable Issuing Lender that such Letter of Credit Action is not permitted hereunder, or the applicable Issuing Lender notifies the Administrative Agent that it has determined that such Letter of Credit Action is contrary to any Laws or policies of such Issuing Lender, the applicable Issuing Lender shall effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each applicable Issuing Lender shall be deemed to have sold and transferred to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased from each applicable Issuing Lender, a participation therein in an amount equal to such Lender’s Revolving Percentage multiplied by the amount of such Letter of Credit. Each applicable Issuing Lender represents and warrants to each Revolving Lender that it has all necessary power and authority to sell and transfer such participation to each Revolving Lender, without breach of any Contractual Obligation to any other Person, and that such participation is free and clear of any adverse claim.

(c) The Borrower shall reimburse in Dollars each Issuing Lender through the Administrative Agent for any payment that such Issuing Lender makes under a Letter of Credit within one Business Day following written demand by the Administrative Agent or such Issuing Lender; provided, however, that if the conditions precedent set forth in Section 4.03 can be satisfied (except for the giving of a Request for Extension of Credit), the Borrower may request a Borrowing of Base Rate Revolving Loans to reimburse such Issuing Lender for such payment pursuant to Section 2.05 (without regard to the Minimum Amount requirements thereof).

(d) Upon any drawing under a Letter of Credit, the applicable Issuing Lender shall notify the Administrative Agent and the Borrower. If the Borrower fails to timely make the payment required pursuant to subsection (c) above, such Issuing Lender shall notify the Administrative Agent of such fact and the amount of such unreimbursed payment. The Administrative Agent shall promptly notify each Revolving Lender of its Revolving Percentage of such amount by Requisite Notice. Each Revolving Lender shall make funds in an amount equal to its Revolving Percentage of such amount available to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time therefor on (i) the same Business Day, if notified by the Administrative Agent at or prior to 11 a.m. or (ii) the next Business Day, if notified by the Administrative Agent after 11 a.m. The Administrative Agent shall remit the funds so received to such Issuing Lender. The obligation of each Revolving Lender to so reimburse such Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event; provided that such Issuing Lender shall not have a right to be so reimbursed in respect of a Letter of Credit if such Issuing Lender issued such Letter of Credit after being notified by the Administrative Agent that such issuance was not permitted hereunder. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse each Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

(e) If the conditions precedent set forth in Section 4.03 can be satisfied (except for the giving of a Request for Extension of Credit) on any date the Borrower is obligated to, but fails to, reimburse an Issuing Lender for a drawing under a Letter of Credit, the funding by the Revolving Lenders pursuant to subsection (d) above shall be deemed to be a Borrowing of Base Rate Revolving Loans by the Borrower (without regard to the Minimum Amount therefor). If the conditions precedent set forth in Section 4.03 (except for the giving of a Request for Extension of Credit) cannot be satisfied on the date the Borrower is obligated to, but fails to, reimburse an Issuing Lender for a drawing under a Letter of Credit, the funding by the Revolving Lenders pursuant to the previous subsection shall be deemed to be a funding by each Revolving Lender of its participation in such Letter of Credit, and each Revolving Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its payment, in the claim of such Issuing Lender against the Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by the Borrower with respect to such claim. Any amounts made available by a Revolving Lender under its participation shall be payable by the Borrower upon demand of the Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

(f) The Borrower may request Letters of Credit that have automatic extension or renewal provisions (“evergreen” Letters of Credit), so long as the applicable Issuing Lender consents thereto and has the right not to permit any such extension or renewal at least annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. Once an evergreen Letter of Credit is issued, unless the Administrative Agent has notified the applicable Issuing Lender that the Required Lenders have elected not to permit such extension or renewal, the Borrower, the Administrative Agent and the Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to permit the renewal of such evergreen Letter of Credit at any time to a date not later than five Business Days prior to the Revolving Termination Date (as it may be extended). Such Issuing Lender may elect not to permit an evergreen Letter of Credit to be extended or renewed at any time. If such Issuing Lender so elects, it will promptly give the Administrative Agent notice of such election. The Administrative Agent will promptly notify the Lenders of the non-extension or non-renewal of any evergreen Letter of Credit.

(g) The obligation of the Borrower to pay to each Issuing Lender the amount of any payment made by such Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, the Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement or any other agreement or instrument relating hereto or thereto;

(iii) the existence of any claim, setoff, defense or other rights which the Borrower may have at any time against such Issuing Lender, the Administrative Agent or any Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of such Letter of Credit;

(v) any payment by such Issuing Lender in good faith under such Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit, or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidation, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(vi) any error in the transmission of any message relating to such Letter of Credit not caused by such Issuing Lender, or any delay or interruption in any such message;

(vii) any error, neglect or default of any correspondent of such Issuing Lender in connection with such Letter of Credit;

(viii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of such Issuing Lender;

(ix) so long as such Issuing Lender in good faith determines that the document appears to comply with the terms of such Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such Issuing Lender in connection with such Letter of Credit; and

(x) any other circumstances whatsoever where such Issuing Lender has acted in good faith.

In addition, the Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Lender in writing. The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Lender and its correspondents unless such notice is given as aforesaid.

(h) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Issuing Lender, Administrative Agent-Related Person or any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, any action taken or omitted in the absence of gross negligence or willful misconduct or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee relative to any Issuing Lender, any Lender or any Administrative Agent-Related Person with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Issuing Lender, Administrative Agent-Related Person or any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable or responsible for any of the matters described in subsection (g) above in the absence of such Person’s gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable Laws, performance under Letters of Credit by each Issuing Lender, its correspondents, and beneficiaries will be governed by, as applicable, the rules of the International Standby Practices 1998, or such later revision as may be published by the Institute of International Banking Law & Practice, or the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600, as the same may be revised from time to time.

(j) The Borrower shall pay to the Administrative Agent on each Applicable Payment Date in arrears, for the account of each Revolving Lender in accordance with its Revolving Percentage, a Letter of Credit fee at a rate equal to the Applicable Amount multiplied by the actual daily maximum amount available to be drawn under each Letter of Credit since the later of the Effective Date and the previous Applicable Payment Date. If there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect.

(k) The Borrower shall pay directly to each Issuing Lender, for its sole account, a fronting fee for each Letter of Credit requested by the Borrower in such amount and at such times as may be set forth in a separate letter agreement between the Borrower and such Issuing Lender. In addition, the Borrower shall pay directly to each Issuing Lender, upon demand, for its sole account, its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit requested by the Borrower for which such charges are customarily made. Such fees and charges are nonrefundable.

(l) Each Issuing Lender shall deliver to the Administrative Agent, not later than the 20th day after each calendar quarter ending after the Effective Date, a written report, in form reasonably satisfactory to the Administrative Agent, setting forth the Letters of Credit issued by such Issuing Lender and outstanding as of the last day of such calendar quarter, any Letter of Credit Actions effected during such calendar quarter, and any draws made under such Letters of Credit during such calendar quarter.

2.07 Competitive Bid Procedure.

(a) Subject to the terms and conditions set forth herein, during the period from and including the Effective Date to, but not including, the Revolving Termination Date (as it may be extended), the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that Outstanding Revolving Obligations of all Revolving Lenders plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the combined Revolving Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone not later than the Requisite Time therefor; provided that the Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but no Competitive Bid Request or Requests shall be made within five Business Days after the date of any previous Competitive Bid Request or Requests, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing (which shall be at least the Minimum Amount therefor);

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Borrowing of Eurodollar Rate Loans or of Fixed Rate Loans (it being understood and agreed that each Borrowing of Competitive Loans shall be comprised entirely of Eurodollar Rate Loans or Fixed Rate Loans); and

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Revolving Lenders of the details thereof by telecopy, inviting the Revolving Lenders to submit Competitive Bids.

(b) Each Revolving Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Revolving Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Borrowing of Eurodollar Rate Loans, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Revolving Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such

Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this subsection, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Borrowing of Eurodollar Rate Loans, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate with respect to the same Competitive Bid Request, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this subsection shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to subsection (b) of this Section.

2.08 Reduction or Termination of Commitments.

(a) Upon Requisite Notice to the Administrative Agent not later than the Requisite Time therefor, the Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Revolving Commitments, in a Minimum Amount therefor to an amount not less than the sum of the Outstanding Revolving Obligations at such time plus the aggregate principal amount of outstanding Competitive Loans at any time, or terminate the Revolving Commitments. Any such reduction or termination after the Effective Date shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Revolving

Commitments being reduced or terminated. The Administrative Agent shall promptly notify the Revolving Lenders of any such request for reduction or termination of the Revolving Commitments. Each Revolving Lender’s Revolving Commitment shall be reduced pro rata by the amount of such reduction.

(b) Upon Requisite Notice to the Administrative Agent not later than the Requisite Time therefor, the Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Term Commitments in a Minimum Amount therefor or terminate the Term Commitments. The Administrative Agent shall promptly notify the Term Lenders of any such request for reduction or termination of the Term Commitments. Each Term Lender’s Term Commitment shall be reduced pro rata by the amount of such reduction.

(c) If the Effective Date has not occurred, the Commitments shall be automatically terminated upon the earlier to occur of (i) the termination of the Master Agreement by the parties thereto and (ii) December 3, 2010 (or such later date as the “End Date” under the Master Agreement may be extended pursuant to Section 10.01(d) thereof, but in any event no later than June 3, 2011) unless, in the case of this clause (ii), each Lender shall, in its sole discretion, agree to an extension. Upon the termination of the Commitments pursuant to this Section 2.08(c), all accrued and unpaid ticking fees payable under Section 2.16(a) shall become immediately due and payable.

2.09 [RESERVED]

2.10 [RESERVED]

2.11 [RESERVED]

2.12 Prepayments of Loans.

(a) Upon Requisite Notice to the Administrative Agent not later than the Requisite Time therefor, the Borrower may at any time and from time to time voluntarily prepay Revolving Loans or Term Loans made to it in part in the Minimum Amount therefor or in full without premium or penalty; provided that the Borrower may not prepay any Competitive Loan without the prior written consent of the Revolving Lender thereof. The Administrative Agent will promptly notify each relevant Lender thereof and of such Lender’s percentage of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

(b) If for any reason the amount of the Outstanding Revolving Obligations of all Revolving Lenders plus the aggregate principal amount of outstanding Competitive Loans at any time exceeds the combined Revolving Commitments from time to time in effect, the Borrower shall immediately prepay Revolving Loans and/or deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to such excess.

(c) Prepayments of the Term Loans shall be applied to the remaining installments thereof (including the payment to be made on the Term Facility Maturity Date) as directed by the Borrower. Prepayments of the Term Loans may not be reborrowed.

2.13 Documentation of Loans.

(a) Upon the request of any Lender made through the Administrative Agent, a Lender’s Loans may be evidenced by one or more Notes of the Borrower, instead of or in addition to its loan accounts or records. Each such Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Obligations.

(b) The Administrative Agent shall maintain, at the Administrative Agent’s Office, a register for the recordation of the names and addresses of the Lenders and the Commitments and Extensions of Credit of each Lender from time to time as more fully described in subsection (c) (the “Register”). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall maintain the Register, acting, solely for this administrative purpose only, as agent for the Borrower (it being acknowledged and agreed that the Administrative Agent and each Administrative Agent-Related Person, in such capacity, shall constitute Indemnitees under Section 10.13).

(c) The Administrative Agent shall record in the Register the Commitments and Extensions of Credit from time to time of each Lender, the amount of any principal or interest due and payable by the Borrower to each Lender hereunder, and the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable. Any recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, however, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Outstanding Obligations or outstanding Competitive Loans.

(d) Each Lender shall record on its internal loan accounts or records (and may record on the Note(s) held by such Lender) the amount of each Extension of Credit made by it and each payment in respect thereof; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Outstanding Obligations or outstanding Competitive Loans; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern, absent manifest error.

(e) The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Extensions of Credit listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Extensions of Credit shall be effective, in each case, unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Outstanding Obligations or outstanding Competitive Loans shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Outstanding Obligations or outstanding Competitive Loans.

2.14 Continuation and Conversion Option.

(a) Subject to Section 2.14(d), the Borrower may irrevocably request a Conversion or Continuation of Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to the Administrative Agent not later than the Requisite Time therefor. All Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b) Unless the Borrower pays all amounts due under Section 3.05, if any, a Eurodollar Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, the Administrative Agent may (and upon the request of the Required Lenders shall) prohibit Loans from being requested as, Converted into, or Continued as Eurodollar Rate Loans, and the Required Lenders may demand that any or all of then outstanding Eurodollar Rate Loans be Converted immediately into Base Rate Loans.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of the same. The Administrative Agent shall from time to time notify the Borrower and the Lenders of any change in JPMorgan Chase’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) Notwithstanding anything to the contrary contained herein, Competitive Loans may not be Converted or Continued.

2.15 Interest.

(a) Subject to subsection (b) below, and unless otherwise specified herein, the Borrower hereby promises to pay interest on the unpaid principal amount of each Loan made to it (before and after default, before and after maturity, before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to:

(i) in the case of Base Rate Loans, the Base Rate plus the Applicable Amount for such type of Loan;

(ii) in the case of Eurodollar Rate Loans (other than Competitive Loans), the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Amount for such type of Loan;

(iii) in the case of Competitive Loans that are Eurodollar Rate Loans, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus (or minus, as the case may be) the Margin applicable to such Loan; and

(iv) in the case of Fixed Rate Loans, at the Fixed Rate applicable to such Loan.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), the Borrower hereby promises to pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on such amount at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

(c) On any Business Day, the Borrower may call the Administrative Agent and request information as to the then current Eurodollar Base Rate or Base Rate, and the Administrative Agent shall provide such information.

2.16 Fees.

(a) Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender pro rata according to its Aggregate Exposure Percentage a ticking fee equal to the average daily amount of such Lender’s Commitments multiplied by the Ticking Fee Rate then in effect. The ticking fee shall accrue at all times from the Initial Effective Date until the earlier to occur of (i) the termination or expiration of the Commitments and (ii) the Effective Date, and shall be payable on such earlier date.

(b) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender pro rata according to its Revolving Percentage a commitment fee equal to the Applicable Amount multiplied by the average daily amount of the excess, if any, of its Revolving Commitment over its Outstanding Revolving Obligations (it being understood, for avoidance of doubt, that for purposes of the calculation of the commitment fee, Competitive Loans shall not be deemed to be a utilization of the Revolving Facility). The commitment fee shall accrue at all times from the Effective Date until the Revolving Termination Date (as it may be extended) and shall be payable quarterly in arrears on each Applicable Payment Date. If there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect. The commitment fee shall accrue at all applicable times, including at any time during which one or more conditions in Section 4 are not met.

(c) Other Fees. The Borrower agrees to pay to the other parties hereto (and their respective Affiliates) fees in the amounts and on the dates previously agreed to in writing by the Borrower and such parties (or their Affiliates), except that any “ticking fee” payable pursuant to any such agreement with respect to the Commitments shall, from the Initial Effective Date, be replaced with the fee referred to in Section 2.16(a).

2.17 Computation of Interest and Fees. Computation of interest on Base Rate Loans when the Base Rate is determined by JPMorgan Chase’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.18 Making Payments.

(a) Except as otherwise provided herein, all payments by the Borrower or any Lender hereunder shall be made to the Administrative Agent at the Administrative Agent’s Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day for purposes of the calculation of interest and fees, but not for purposes of determining whether a Default has occurred. All payments of principal and interest shall be made in immediately available funds in Dollars. All payments by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, the Administrative Agent shall promptly make any amounts received in accordance with Section 2.18(a) available in like funds received as follows: (i) if payable to the Borrower, by crediting a deposit account designated from time to time by the Borrower to the Administrative Agent by Requisite Notice, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. If such conditions are not so satisfied, the Administrative Agent shall return any funds it is holding to the Lenders making such funds available, without interest.

(c) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the Requisite Time any payment to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its sole and absolute discretion, assume that the Borrower or such Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make such payment available to the Person entitled thereto. If such payment was not in fact remitted to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate; and

(ii) if any Lender failed to make such payment, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify the Borrower, and the Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, (A) from such Lender at a rate per annum equal to the Federal Funds Rate and (B) from the Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e) If the Administrative Agent or any Lender is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian or any official under any proceeding under Debtor Relief Laws, any portion of a payment made by the Borrower, each Lender shall, on demand of the Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

2.19 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees set forth in Section 2.16 shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender;

(b) To the extent permitted by applicable Law, any voluntary prepayment of Revolving Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Aggregate Exposure of such Defaulting Lender in respect of its Revolving Commitment were zero;

(c) The Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and in any event, no such amendment, modification, or waiver shall increase the Commitments or the principal amount of any Loans of such Defaulting Lender, extend the maturity date applicable thereto or decrease the rate of interest (including any commitment fees) payable in respect thereof without the consent of such Defaulting Lender;

(d) If any Letter of Credit Usage exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such Letter of Credit Usage shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but, in any case, only to the extent (x) the sum of the Outstanding Revolving Obligations of all Revolving Lenders that are not Defaulting Lenders plus such Defaulting Lender’s ratable participation in all Letter of Credit Usage does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders and (y) the conditions set forth in Section 4.03 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, either (x) cash collateralize such Defaulting Lender’s participation in all Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in a Letter of Credit Cash Collateral Account for so long as such Letter of Credit is outstanding or (y) backstop such Letter of Credit Usage with a letter of credit reasonably satisfactory to the Issuing Lender;

(iii) if the Borrower cash collateralizes or backstops any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to this subsection (d), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.06(j) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized or backstopped;

(iv) if the Letter of Credit Usage attributable to the Defaulting Lenders that are Revolving Lenders is reallocated pursuant to this subsection (d), then the fees payable to the non-Defaulting Lenders pursuant to Section 2.16(b) and Section 2.06(j) shall be adjusted in accordance with the non-Defaulting Lenders’ respective Revolving Percentages to account for such reallocation; and

(v) if any Defaulting Lender’s participation in all Letter of Credit Usage is neither cash collateralized, backstopped nor reallocated pursuant to this subsection (d), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all Letter of Credit fees payable under Section 2.06(j) with respect to such Defaulting Lender’s remaining participation in all Letter of Credit Usage shall be payable to the applicable Issuing Lenders until such participation in all Letter of Credit Usage is backstopped, cash collateralized and/or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral or backstop letters of credit will be provided by the Borrower in accordance with subsection (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Lenders in a manner consistent with subsection (d)(i) of this Section (and Defaulting Lenders shall not participate therein).

(f) In the event that each of the Administrative Agent, the Borrower and the Issuing Lenders agree that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Usage of the Revolving Lenders shall be readjusted to reflect the inclusion of such formerly Defaulting Lender’s Revolving Commitment and on such date such formerly Defaulting Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such formerly Defaulting Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) To the extent permitted by Law, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, levied, collected, withheld or assessed by the United States or any political subdivision thereof or therein and all liabilities with respect thereto, excluding, (w) in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes (imposed in lieu of net income taxes) imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a Lending Office, (x) with respect to each Lender, taxes imposed by reason of any present or former connection between such Lender and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated hereby, (y) in the case of a Lender organized under the Laws of a jurisdiction outside the United States (other than an assignee pursuant to a request by the Borrower under Section 3.06(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 10.21, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section and (z) any tax, assessment or other governmental charge that would not have been imposed but for a failure by any Lender, Administrative Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Loans under this Agreement are made to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity, direct or indirect ownership of or investment in, or connection with the United States of America of the applicable Lender, Administrative Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Loans under this Agreement are made if such compliance is required by the Foreign Account Tax Compliance Act of 2009 (H.R. 3933, S. 1934) (“FATCA”), if and to the extent enacted, or under any other United States federal legislation, if and to the extent enacted, that is substantially similar to FATCA (including, for example, Title V, Subtitle A, Chapter 4 of the Tax Extenders Act of 2009 (H.R. 4213)) or any federal regulation promulgated or Revenue Ruling, Revenue Procedure, or Notice (to the extent such Notice provides formal, definitive guidance) issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from such tax, assessment or other governmental charge (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower shall be required by any Laws to deduct any Non-Excluded Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions or withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or such Lender such additional amount that the Administrative Agent or such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Non-Excluded Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, amounts payable under Section 3.01(c) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e) Notwithstanding anything to the contrary contained in this Section 3.01, all obligations of the Borrower to any Lender under such Section 3.01 shall be subject to, and conditioned upon such Lender’s compliance with its obligations, if any, under, Section 10.21.

(f) If the Administrative Agent or any Lender has received a refund from a relevant taxing or governmental authority in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that in the event the Administrative Agent or such Lender is required to repay any or all of such refund to such Governmental Authority (a “Refund Repayment Requirement”), the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender the full amount of such Refund Repayment Requirement (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). If the Borrower becomes aware that the Administrative Agent or any Lender is entitled to receive a refund from a relevant taxing or governmental authority in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01 and requests that the Administrative Agent or such Lender make a claim to such taxing authority or governmental authority for such refund, the Administrative Agent or such Lender shall make such claim for such refund, provided, however (i) the Borrower shall indemnify the Administrative Agent or Lender for any costs incurred by such Administrative Agent or Lender in connection with making such claim for such refund and (ii) if any refund is received pursuant to such request, such refund will be subject to the provisions of the immediately preceding sentence. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or Convert all Eurodollar Rate Loans of such Lender made to the Borrower, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Eurodollar Rates. If, in connection with any Request for Extension of Credit involving any Eurodollar Rate Loan, (a) the Administrative Agent determines that (i) deposits in Dollars are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the underlying interest rate for such Eurodollar Rate Loan, or (b) the Required Lenders (or, in the case of a Competitive Loan that is a Eurodollar Rate Loan, the Lender that is required to make such Loan) determine that such underlying interest rate does not adequately and fairly reflect the cost to the Lenders (or the Lender) of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders (or the Lender) to make or maintain such Eurodollar Rate Loan shall be suspended until the

Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of Eurodollar Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that the adoption of any Law or any change in any Law or in the interpretation thereof effective after the date hereof:

(i) subjects such Lender to any duty or other charge (excluding taxes, Non-Excluded Taxes and Other Taxes addressed in Section 3.01) with respect to any Eurodollar Rate Loans or Fixed Rate Loans or its obligation to make Eurodollar Rate Loans or Fixed Rate Loans;

(ii) imposes or modifies any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Revolving Commitment); or

(iii) imposes on such Lender or on the offshore interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Eurodollar Rate Loans or Fixed Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Eurodollar Rate Loans or Fixed Rate Loans, then from time to time upon demand of the Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts attributable to the Borrower as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the adoption of any Law or any change in any Law or in the interpretation thereof effective after the date hereof has the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts attributable to the Borrower as will compensate such Lender for such reduction.

(c) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the adoption of or change in Law or in the interpretation thereof that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

3.05 Breakfunding Costs. Subject to Section 3.06(a), upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a) Any Continuation, Conversion, payment or prepayment by the Borrower of any Eurodollar Rate Loan or Fixed Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan or Fixed Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b) Any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurodollar Rate Loan or Fixed Rate Loan) to prepay, borrow, Continue or Convert any Eurodollar Rate Loan or Fixed Rate Loan on the date or in the amount notified by the Borrower; or

(c) Any failure by the Borrower to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error; provided that such certificate (i) sets forth with reasonable specificity the calculation of the amount to be paid, (ii) states that the Administrative Agent or such Lender, as applicable, is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder, (iii) is delivered within 90 days of the later of the date of the event giving rise to such compensation and the date the Administrative Agent or such Lender knew or, with the exercise of reasonable care, should have known of the requirements for such compensation and (iv) confirms (in the case of a claim for compensation under Section 3.01 or Section 3.04) that either a change in the Administrative Agent’s Office or Lending Office, as the case may be, of the Administrative Agent or such Lender, as the case may be, would not have eliminated the request for compensation or that such change would have been otherwise disadvantageous to the Administrative Agent or such Lender, as the case may be. In determining the amount of such compensation, the Administrative Agent or any Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender becoming prohibited from making, maintaining or funding Eurodollar Rate Loans pursuant to Section 3.02, or upon any Lender making a claim for compensation under Section 3.01 or Section 3.04, the Borrower may remove and replace such Lender in accordance with Section 10.22.

3.07 Survival. All of the Borrower’s obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Obligations.

SECTION 4

CONDITIONS PRECEDENT

4.01 Conditions Precedent to the Initial Effective Date. The effectiveness of this Agreement on the Initial Effective Date is subject to the satisfaction of the conditions precedent set forth in this Section 4.01:

(a) Receipt by the Administrative Agent of each of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified:

(i) Executed counterparts of this Agreement, executed and delivered by the Borrower, each Agent and each Person listed on Schedule 1.01A;

(ii) A certificate from a Responsible Officer, secretary or assistant secretary of the Borrower covering incumbency and attaching resolutions of the Transaction Committee of the Borrower’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and

(iii) All information requested by any Lender necessary to enable such Lender to identify the Borrower to the extent required for compliance with the PATRIOT Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received at least five Business Days prior to the Initial Effective Date).

(b) Any fees and expenses required to be paid on or before the Initial Effective Date shall have been paid, to the extent invoiced, at least two Business Days prior to the Initial Effective Date.

On and after the Initial Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof.

4.02 Conditions Precedent to the Initial Extensions of Credit on the Effective Date. The agreement of each Lender to make the initial Extensions of Credit requested to be made by it is subject to the satisfaction, prior to the termination of the Commitments pursuant to Section 2.08(c), of the conditions precedent set forth in this Section 4.02:

(a) Receipt by the Administrative Agent of each of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified:

(i) Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers, secretaries or assistant secretaries of the Borrower as the Administrative Agent may reasonably request to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

(ii) Such evidence as the Administrative Agent may reasonably request to verify that the Borrower is duly organized or formed, validly existing and in good standing in its jurisdiction of organization, including certified copies of its organizational documents and certificates of good standing; and

(iii) An opinion of counsel to the Borrower addressed to the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(b) Except as contemplated by the Master Agreement, since January 1, 2009, there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have an Effective Date Material Adverse Effect.

(c) The Transactions shall have been consummated substantially concurrently with the initial Extensions of Credit under this Agreement in accordance with the terms of the Master Agreement.

(d) The Borrower shall have delivered to the Lead Arrangers copies of all material amendments, modifications, waivers and consents under the Master Agreement.

(e) Without the prior written consent of the Lead Arrangers, (A) there shall have been no amendment, modification or waiver of any term or provision of the Master Agreement to the extent that such amendment, modification or waiver would be materially adverse to the Borrower, the Lead Arrangers or the Lenders, and (B) there shall have been no consent under Sections 6.01(a)(i), (ii) or (xx) or 6.01(b)(i), (ii) or (xix) of the Master Agreement by any party thereto that would permit conduct otherwise prohibited by the Master Agreement in the absence of such consent to the extent (1) such consent would be materially adverse to the Borrower, the Lead Arrangers or the Lenders and (2) such consent was (x) granted prior to the execution and delivery of this Agreement or (y) was granted after the execution and delivery of this Agreement, relates to the Contributed Comcast Businesses and such conduct would not otherwise have been permitted under this Agreement, if the Contributed Comcast Businesses had been subject to the terms hereof to the same extent as NBCU and its subsidiaries.

(f) The Specified Representations and such of the representations and warranties made in the Master Agreement as are material to the interests of the Lenders (but only to the extent that any of the parties thereto has the right to terminate its obligations under the Master Agreement as a result of a breach of such representations) shall be true and correct in all material respects before and after giving effect to the Transactions.

(g) The Borrower shall on the Effective Date, and taking into account the Transactions, have (i) an unsecured long-term obligations rating of at least “Baa3” (with stable (or better) outlook) from Moody’s and (ii) a long-term issuer credit rating of at least “BBB-” (with stable (or better) outlook) from S&P, which ratings and outlooks shall have been reaffirmed not more than 60 days prior to funding.

(h) The Consolidated Leverage Ratio shall not exceed 4.85 to 1.00 as of the Effective Date after giving pro forma effect to the Transactions, and the Administrative Agent shall have received a certificate from a Responsible Officer demonstrating in reasonable detail that the Consolidated Leverage Ratio does not exceed 4.85 to 1.00 as of the Effective Date after giving pro forma effect to the Transactions.

(i) The Administrative Agent shall have received a Solvency Certificate, substantially in the form of Exhibit D hereto, duly executed by the chief financial officer of the Borrower.

(j) The Lenders shall have received (i) audited financial statements of the Borrower for the three most recent fiscal years ended at least 90 days prior to the Effective Date, (ii) unaudited consolidated financial statements of the Borrower for each interim quarterly period ended after the latest fiscal year referred to in clause (i) above (which interim quarterly period shall have ended at least 45 days prior to the Effective Date), and unaudited consolidated financial statements for the same period of the prior fiscal year, (iii) audited financial statements of the Contributed Comcast Businesses for the most recent fiscal year ended at least 90 days prior to the Effective Date, (iv) such audited or unaudited consolidated financial statements of the Contributed Comcast Businesses to the extent the same would be necessary to comply with Regulation S-X of the Securities Act of 1933 (“Regulation S-X”) in a registered offering of securities of the Borrower (in the presentation of which the Borrower may assume that the Borrower would be treated as the accounting “predecessor” under Rule 405 under the Securities Act of

1933 (which assumption shall be permitted unless, prior to the Effective Date, the Securities and Exchange Commission has made a final determination contrary to such assumption)) and (v) all other financial statements for completed or pending acquisitions that would be required on the Effective Date under Regulation S-X in such a registered offering.

(k) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the end of the most recent fiscal year ended at least 90 days prior to the Effective Date and a pro forma statement of operations to the extent the same would be necessary to comply with Regulation S-X in a registered offering of securities of the Borrower. In preparing such pro formas the Borrower may assume that the Borrower would be treated as the accounting “predecessor” under Rule 405 under the Securities Act of 1933 (which assumption shall be permitted unless, prior to the Effective Date, the Securities and Exchange Commission has made a final determination contrary to such assumption).

(l) All existing indebtedness for borrowed money of Newco, NBCU and their respective subsidiaries, and the Contributed Comcast Businesses (other than indebtedness of less than majority owned joint ventures), shall have been repaid in full other than (i) the Senior Notes and/or the Bridge Facility and (ii) Permitted Surviving Indebtedness.

(m) The Lenders and the Administrative Agent and the Lead Arrangers shall have received all fees and expenses required to be paid on or before the Effective Date (other than such fees paid on or prior to the Initial Effective Date) to the extent invoiced at least two Business Days prior to the Effective Date.

(n) The Administrative Agent shall have received a Request for Extension of Credit from the Borrower, substantially in the form of Exhibit A hereto.

4.03 Conditions to all Extensions of Credit. The obligation of each Lender to honor any Request for Extension of Credit (other than the initial Extensions of Credit made on the Effective Date and other than a Conversion or Continuation) is subject to the following conditions precedent:

(a) The conditions precedent set forth in Sections 4.01 and 4.02 of this Agreement shall have been satisfied or waived as of the Initial Effective Date and the Effective Date, respectively.

(b) The representations and warranties of the Borrower contained in Section 5 (other than Sections 5.04(b) and 5.05) of this Agreement shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent any such representation and warranty specifically relates to any earlier date, in which case such representation and warranty shall have been correct in all material respects on and as of such earlier date.

(c) No Default or Event of Default exists, or would result from such Extension of Credit or the use thereof.

(d) The Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.

Each Request for Extension of Credit by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.03 have been satisfied on and as of the date of such Extension of Credit.

SECTION 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Effective Date and each date thereafter on which an Extension of Credit (other than a Conversion or a Continuation) is made that:

5.01 Existence and Qualification; Power; Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the state of its organization, (b) has the power and authority and the legal right to own, lease and operate its properties and to conduct its business, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing does not have a Material Adverse Effect and (d) is in compliance with all Laws, except to the extent that noncompliance does not have a Material Adverse Effect.

5.02 Power; Authorization; Enforceable Obligations. The Borrower has the power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party, and has taken all necessary action to authorize the execution, delivery and performance of each Loan Document to which it is a party. The Borrower has the power and authority and the legal right to borrow hereunder and has taken all necessary action to authorize the Extensions of Credit on the terms and conditions of this Agreement. Except for such consents, authorizations, filings or other acts which have been duly made or obtained and are in full force and effect, no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority is required in connection with the Extensions of Credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents. Each Loan Document has been duly executed and delivered on behalf of the Borrower, and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03 No Legal Bar. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Borrower’s organizational documents, (ii) any applicable Laws which has a Material Adverse Effect or (iii) any Contractual Obligation, license or franchise of the Borrower or any of its Restricted Subsidiaries or by which any of them or any of their property is bound or subject which has a Material Adverse Effect, (b) constitute a default under any such Contractual Obligation, license or franchise which has a Material Adverse Effect or (c) result in, or require, the creation or imposition of any Lien on any of the properties of the Borrower or any of its Restricted Subsidiaries which is not permitted hereby.

5.04 Financial Statements; No Material Adverse Effect.

(a) The Reference Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and except in the covered quarterly financial statements, in the absence of footnotes and year-end audit adjustments and (ii) fairly present the financial condition of (x) the Borrower and (y) the Contributed Comcast Businesses, respectively, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except in the covered quarterly financial statements, in the absence of footnotes and year-end audited adjustments, it being understood that with respect to the Contributed Comcast Businesses, the foregoing is limited to the knowledge of the Borrower.

(b) Since January 1, 2009, there has been no event or circumstance which has a Material Adverse Effect.

5.05 Litigation. Except as set forth on Schedule 5.05, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that is reasonably likely to be determined adversely, and, if so adversely determined, has a Material Adverse Effect.

5.06 No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation, license or franchise which has a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

5.07 Authorizations. The Borrower and its Restricted Subsidiaries possess all licenses, permits, franchises, consents, approvals, and other authorities required to be issued by Governmental Authorities that are necessary or required in the conduct of their businesses, all of which are valid, binding, enforceable, and subsisting without any defaults thereunder, other than any failures to possess or defaults that do not have a Material Adverse Effect.

5.08 Taxes. The Borrower and its Restricted Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by the Borrower or its affected Restricted Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with GAAP, and, except for the failure to file tax returns and/or to pay taxes which failures do not, in the aggregate, have a Material Adverse Effect.

5.09 Margin Regulations; Investment Company Act. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be used by the Borrower or its Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in a manner which violates, or which would be inconsistent with, the provisions of Regulations T, U, or X of such Board of Governors. The Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

5.10 ERISA Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, other federal or state Laws, and the regulations and published interpretations thereunder; (b) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; (c) no ERISA Event has occurred or is reasonably expected to occur; and (d) no Plan has any Unfunded Pension Liability.

5.11 Assets. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all properties and assets, including without limitation, trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets, that are used in the conduct of their respective businesses as now operated, and none of such properties and assets, to the best knowledge of the Borrower, conflicts with the valid ownership or other right of use of any other Person to the extent that such failure to own or possess or conflict has a Material Adverse Effect.

5.12 Environmental Compliance. The Borrower and its Restricted Subsidiaries are in compliance with Environmental Laws except to the extent that noncompliance does not have a Material Adverse Effect.

5.13 Use of Proceeds. The Borrower will use the proceeds of (a) the Term Loans to finance a portion of the NBCU Dividend, to pay fees and expenses in connection with the Transactions and for other general corporate purposes and working capital of the Borrower and its Subsidiaries and (b) the Extensions of Credit under the Revolving Commitments to pay fees and expenses in connection with the Transactions and for other general corporate purposes and working capital of the Borrower and its Subsidiaries.

5.14 Disclosure. The statements, information, reports, representations and warranties made by the Borrower in the Loan Documents or furnished to the Administrative Agent or the Lenders in connection with the Loan Documents, taken as a whole, do not contain, at the time furnished, any untrue statement of a fact that, individually or in the aggregate with any other such untrue statements, has a Material Adverse Effect.

5.15 Solvency. As of the Effective Date and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection herewith and therewith (assuming, in each case, that such Indebtedness and obligations come due at their stated maturity), the Borrower and its Subsidiaries, taken as a whole, will be Solvent.

SECTION 6

AFFIRMATIVE COVENANTS

So long as any Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, the Borrower shall, and shall (except in the case of the Borrower’s reporting covenants) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and Lenders:

(a) As soon as available:

(i) but in any event within 105 days after the end of each fiscal year of the Borrower, consolidated balance sheets as at the end of such fiscal year and related consolidated statements of income and cash flows for such fiscal year of the Borrower, setting forth, in the case of each fiscal year commencing with the second full fiscal year following the Effective Date, in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Administrative Agent;

(ii) but in any event within 105 days after the end of each fiscal year of the Borrower, unaudited consolidated balance sheets as at the end of such fiscal year and related unaudited consolidated statements of income and cash flows for such fiscal year of the Borrower, setting forth, in the case of each fiscal year commencing with the second full fiscal year following the Effective Date, in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP, except for the absence of footnotes, and a schedule eliminating from such financial statements the accounts of any Person that is not a Restricted Subsidiary (except to the extent included pursuant to clause (a)(i) or (a)(ii) of the proviso in the definition of Consolidated Net Income); and

(b) As soon as available, but in any event (x) prior to the Effective Date, within 75 days and (y) from and after the Effective Date, within 60 days, in each case, after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidated balance sheets as at the end of such fiscal quarter, and related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, of the Borrower, setting forth, in the case of each fiscal quarter commencing with the fifth full fiscal quarter following the Effective Date, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower, in accordance with GAAP, subject only to pro forma adjustments and normal year-end audit adjustments, and except for the absence of footnotes, and a schedule eliminating from such financial statements the accounts of any Person that is not a Restricted Subsidiary (except to the extent included pursuant to clause (a)(i) or (a)(ii) of the proviso in the definition of Consolidated Net Income).

(c) As soon as available, but in any event within 75 days after the end of each fiscal quarter of the Contributed Comcast Businesses ending on or prior to the Effective Date, a consolidated balance sheet as at the end of such fiscal quarter and related consolidated statements of income (and cash flows if otherwise being prepared and delivered with other financial information (voluntarily or otherwise) under the Master Agreement) for such fiscal quarter and for the portion of such fiscal year then ended, of the Contributed Comcast Businesses (provided that only unaudited and consolidated balance sheets and related consolidated statements of income (and cash flows, if applicable) without footnotes shall be required to be delivered), all in reasonable detail and certified by Responsible Officers of the Contributed Comcast Businesses as fairly presenting the financial condition and results of operations (and cash flows, if applicable) of the Contributed Comcast Businesses and its consolidated Subsidiaries, in accordance with GAAP, subject only to pro forma adjustments and normal year-end audit adjustments.

(d) Financial statements and other documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered (i) to the extent such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission, when such filing is available to the Lenders on EDGAR or (ii) in any case, on the date on which such documents are posted on the Borrower’s behalf on an Internet website to which each Lender and the Administrative Agent has access and the Borrower notifies the Administrative Agent and the Lenders of such posting. If the Borrower provides the financial statements and other documents required to be delivered pursuant to this Section 6.01 electronically pursuant to the preceding sentence, the Borrower will provide printed versions of such financial statements and other documents to any Lender upon such Lender’s request.

Notwithstanding the foregoing, if after the Effective Date any Borrower’s Parent is subject to periodic reporting requirements of the Securities Exchange Act of 1934 and the Borrower is not, then the requirement to deliver consolidated financial statements of the Borrower pursuant to Section 6.01(a)(i) and (b)(i) may be satisfied by delivering consolidated financial statements of the Borrower’s Parent accompanied by a schedule showing, in reasonable detail, consolidating adjustments, if any, attributable solely to the Borrower’s Parent and any of its subsidiaries that are not the Borrower or any of the Borrower’s Subsidiaries.

6.02 Certificates, Notices and Other Information. Deliver to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent:

(a) No later than the date required for the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which Compliance Certificate shall set forth the necessary adjustments to exclude the Indebtedness and Consolidated EBITDA attributed to Unrestricted Subsidiaries from the calculations set forth therein and shall give pro forma effect to Material Acquisitions and Material Dispositions in accordance with Section 1.07 (and the Administrative Agent promptly will provide copies to each of the Lenders);

(b) Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (and the Administrative Agent promptly will provide copies to each of the Lenders);

(c) Promptly after the Borrower’s obtaining knowledge of the occurrence thereof, notice of any Default or Event of Default specifying the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto;

(d) Promptly after a Responsible Officer of the Borrower’s obtaining knowledge of the occurrence thereof, notice of any ERISA Event that could reasonably be expected to result in payment obligations of the Borrower or its Restricted Subsidiaries in excess of the Threshold Amount during a 12-month period;

(e) Upon reasonable request of the Administrative Agent, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower or any ERISA Affiliate has not requested such documents or notices described in Section 101(k) or 101(l) of ERISA from the administrator or sponsor of the applicable Multiemployer Plan within the prior 12-month period, then, upon reasonable request of the Administrative Agent, the Borrower and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each Lender) promptly after receipt thereof; and provided further, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period;

(f) Promptly after the Borrower obtaining knowledge of the announcement thereof, notice of any announcement by Moody’s or S&P of any change in a Debt Rating (and the Administrative Agent promptly will provide notice to each of the Lenders); and

(g) Promptly after such request, such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent.

6.03 Payment of Taxes. Pay and discharge when due all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge or levy which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, and except for such payments which, if not paid, do not in the aggregate have a Material Adverse Effect.

6.04 Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect, and except that nothing in this Section 6.04 shall prohibit any transaction not restricted by Section 7.03.

6.05 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, except to the extent that the failure to do so does not have a Material Adverse Effect.

6.06 Maintenance of Insurance. Maintain liability and casualty insurance with financially sound and reputable insurance companies that are not Affiliates of the Borrower in such amounts with such deductibles and against such risks as is customary for similarly situated businesses, except to the extent the Borrower or such Restricted Subsidiary maintains reasonable self-insurance with respect to such risks.

6.07 Compliance With Laws.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which has a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in compliance with all Environmental Laws, noncompliance with which has a Material Adverse Effect.

6.08 Inspection Rights. At any time during regular business hours on or after the Effective Date, upon reasonable notice, and as often as reasonably requested, but subject to Section 10.17, permit the Administrative Agent or any Lender (coordinated through the Administrative Agent), or any employee, agent or representative thereof, to examine (and during the existence of an Event of Default, make copies and abstracts from) the records and books of account of the Borrower and its Restricted Subsidiaries and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their officers and key employees.

6.09 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all material financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or the applicable Restricted Subsidiary.

6.10 [RESERVED]

6.11 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) then being contested or intended to be timely contested by any of them in good faith by appropriate proceedings or (b) the failure to comply with which does not have a Material Adverse Effect.

6.12 Use of Proceeds. Use the proceeds of Extensions of Credit as represented herein.

6.13 Designation of Unrestricted Subsidiaries. So long as no Default or Event of Default exists or arises as a result thereof, the Borrower may from time to time designate a Restricted Subsidiary as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that the Borrower shall (a) provide the Administrative Agent written notification of such designation prior to or concurrently therewith (which written notification the Administrative Agent will promptly forward to Lenders) and (b) if such designation is a Material Acquisition (in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary) or a Material Disposition (in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), within 10 Business Days after such notification, deliver to the Administrative Agent a certificate, in form reasonably acceptable to the Administrative Agent, demonstrating pro forma compliance (in accordance with Section 1.07) with Section 7.07 immediately prior to and after giving effect to such designation.

SECTION 7

NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, or any portion of the Commitments remains outstanding:

7.01 Liens. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens pursuant to any Loan Document;

(b) (i) Liens existing on the date hereof, (ii) Liens incurred or assumed after the date hereof but on or before the Effective Date (giving effect to the Transactions) to the extent permitted by the Master Agreement as in effect on the Initial Effective Date, and, to the extent such Liens secure Indebtedness, the outstanding principal amount of such Indebtedness does not exceed $100,000,000 in the aggregate at any one time and (iii) modifications, extensions, renewals, replacements or refinancings of the Liens referred to in clauses (i) and (ii) above, provided that such Liens are not extended to cover any other property, assets or revenues;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or such Liens are otherwise permitted under Section 6.03;

(d) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested or intended to be timely contested in good faith and by appropriate proceedings;

(e) Pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation and to secure premiums or liability to insurance carriers under insurance or under self insurance arrangements (or to secure obligations in respect of letters of credit, bank guarantees or similar instruments to secure the same);

(f) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Attachment, judgment or other similar Liens securing a judgment that would not constitute an Event of Default under Section 8.01(h) in the event such judgment remained unsatisfied without procurement of a stay of execution for 30 calendar days after the date of entry of such judgment;

(i) Liens in favor of the Borrower or any Restricted Subsidiary;

(j) Liens on “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System);

(k) Liens on property acquired (by purchase, merger or otherwise) after the date hereof, existing at the time of acquisition thereof (but not created in anticipation thereof), or placed thereon (at the time of such acquisition or within 180 days of such acquisition to secure a portion of the purchase price thereof), and any renewals or extensions thereof, so long as the Indebtedness secured thereby is permitted hereby; provided that such Liens do not and are not extended to cover any other property;

(l) Liens under Sale-Leaseback Transactions, and any renewals or extensions thereof, so long as the Indebtedness secured thereby does not exceed $300,000,000 in the aggregate;

(m) Liens arising in connection with asset securitization transactions, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $300,000,000 at any one time;

(n) Liens not otherwise permitted hereby which do not secure any Indebtedness;

(o) Liens securing Specified Non-Recourse Debt;

(p) Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to trading accounts or brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry, (iv) attaching to other prepayments, deposits or earnest money in the ordinary course of business and (v) attaching to cash collateral posted pursuant to a hedging, swap or similar contract entered into in the ordinary course of business; and

(q) Other Liens, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed at any time an amount equal to (x) $1,500,000,000 less (y) the amount, if any, of any unsecured Indebtedness incurred by any Restricted Subsidiary pursuant to Section 7.02(f).

7.02 Subsidiary Indebtedness. The Borrower shall not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing on the Initial Effective Date (including, for the avoidance of doubt, the Permitted Surviving Indebtedness), (ii) Indebtedness incurred or assumed after the date hereof but on or before the Effective Date (giving effect to the Transactions) to the extent permitted by the Master Agreement as in effect on the Initial Effective Date and without giving effect to any consent thereunder (including, for the avoidance of doubt, the Permitted Surviving Indebtedness) and (iii) modifications, extensions, renewals, replacements or refinancings of such Indebtedness (other than modifications, extensions, renewals, replacements or refinancings of Indebtedness described in clause (i) above that are consummated after the Effective Date unless such Indebtedness constitutes Permitted Surviving Indebtedness or is incidental to the operations of a Restricted Subsidiary) that do not increase the outstanding principal amount thereof;

(b) Indebtedness of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(c) Indebtedness of any Restricted Subsidiary that guarantees the Obligations pursuant to a Guarantee Agreement;

(d) Any Specified Non-Recourse Debt or any securitization transaction permitted by Section 7.01(m);

(e) Indebtedness in respect of letters of credit issued for the account of any Restricted Subsidiary in the ordinary course of business; and

(f) Other Indebtedness of Restricted Subsidiaries that are not Guarantors, so long as the aggregate principal amount thereof does not exceed at any time an amount equal to (x) $1,500,000,000 less (y) the amount, if any, of Indebtedness secured by Liens pursuant to Section 7.01(q).

7.03 Fundamental Changes. (a) The Borrower shall not (A) merge or consolidate with or into any Person or (B) liquidate, wind-up or dissolve itself or (C) sell, transfer or dispose of all or substantially all of its assets, provided that nothing in this Section 7.03 shall be construed to prohibit (1) the Transactions or (2) the Borrower from reincorporating in another jurisdiction, changing its form of organization or merging into, or transferring all or substantially all of its assets to, another Person so long as:

(i) either (x) the Borrower shall be the surviving entity with substantially the same assets immediately following the reincorporation or reorganization or (y) the surviving entity or transferee (the “Successor Corporation”) shall, immediately following the merger or transfer, as the case may be, (A) have substantially all of the assets of the Borrower immediately preceding the merger or transfer, as the case may be, (B) have duly assumed all of the Borrower’s obligations hereunder and under the other Loan Documents in form and substance satisfactory to the Administrative Agent (and, if requested by the Administrative Agent, the Successor Corporation shall have delivered an opinion of counsel as to the assumption of such obligations) and (C) either (I) have then-effective ratings (or implied ratings) published by Moody’s or S&P applicable to such Successor Corporation’s senior, unsecured, non-credit-enhanced, long term indebtedness for borrowed money, which ratings shall be either Baa3 or higher (if assigned by Moody’s) or BBB- or higher (if assigned by S&P) or (II) be acceptable to the Required Lenders; and

(ii) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing.

(b) The Borrower and its Restricted Subsidiaries shall not enter into any other business except for those businesses in which the Borrower, its Restricted Subsidiaries and the Contributed Comcast Businesses are engaged in on the date of this Agreement or that are reasonably related thereto or are reasonable extensions thereof.

7.04 ERISA. The Borrower shall not, nor shall it permit any ERISA Affiliate or Restricted Subsidiary to, directly or indirectly, at any time permit (a) any Plan to fail to (i) comply with ERISA or any other Laws applicable to a Plan or (ii) qualify under Section 401(a) of the Code; (b) the trust under any Plan to fail to qualify for exemption under Section 501(a) of the Code; (c) the occurrence of any ERISA Event; or (d) the occurrence of an act or omission which could give rise to the imposition on Borrower, any Restricted Subsidiary, or any ERISA Affiliate of material fines, penalties, taxes or related charges under Chapter 43 or the Code or under Sections 406, 409, 502(c), or 4071 of ERISA in respect of any Plan; and which, with respect to any event described in clauses (a) through (d) above, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.05 Limitations on Subsidiary Distributions. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly agree to any restriction or limitation on the making of dividends, distributions, loans or advances, the repaying of loans or advances or the transferring of assets from any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, except (a) restrictions and limitations imposed by Law or by the Loan Documents, (b) customary restrictions and limitations contained in agreements relating to the sale of a Subsidiary or its assets that is permitted hereunder, (c) restrictions set forth in the Bridge Facility, (d) restrictions in the Master Agreement, (e) restrictions contained in any agreements governing secured Indebtedness permitted by Section 7.01 (provided that any prohibition or limitation shall only be effective against the property or assets financed thereby), (f) restrictions existing under or by reason of any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith), (g) anti-assignment provisions in contracts restricting the assignment thereof (including any such provision in licenses and leases) and (h) any other restrictions that could not reasonably be expected to impair the Borrower’s ability to repay the Obligations as and when due.

7.06 Margin Regulations. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, use the proceeds of any Extensions of Credit hereunder for “purchasing” or “carrying” “margin stock” (as such terms are defined in Regulation U of the Board of Governors of the Federal Reserve System), if such use would violate, or would be inconsistent with, the provisions of Regulations T, U, or X of such Board of Governors.

7.07 Financial Covenant. The Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Test Period, commencing with the Test Period ending on the last day of the first full fiscal quarter ended after the Effective Date, to exceed (a) 4.85 to 1.00 for the first eight full fiscal quarters ending after the Effective Date and (b) 4.25 to 1.00 thereafter.

7.08 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments or consideration for any such transaction or series of related transactions in excess of $200,000,000, except: (a) in the ordinary course of business, (b) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower; (c)

transactions pursuant to (i) any agreement to which the Borrower or any Subsidiary is a party on the Initial Effective Date or (ii) any agreement to which the Borrower or any Subsidiary is a party on the Effective Date (giving effect to the Transactions) to the extent permitted by the Master Agreement as in effect on the Initial Effective Date (including, for the avoidance of doubt, the Comcast Services Agreement, the GE Transitions Services Agreement, the 30 Rock Lease (or binding 30 Rock Term Sheet, if applicable) (each as defined in the Master Agreement) and any 30 Rock Development Agreement) or (iii) any amendment or replacement of any agreement referred to in this clause (c) that, in the reasonable judgment of the Borrower, is not materially less favorable to the Borrower and the Restricted Subsidiaries than the agreement amended or replaced; (d) the Transactions and the Master Agreement Notes; (e) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices, (f) transactions that are at prices and on terms and conditions, taken as a whole, that are not less favorable to the Borrower or such Restricted Subsidiary than would be obtained on an arm’s-length basis if the parties thereto were unrelated third parties; (g) transactions between or among the Borrower and one or more Subsidiaries; (h) any Indebtedness permitted under Section 7.02(b) and any Liens permitted by Section 7.01(i); (i) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Restricted Subsidiaries in the ordinary course of business; and (j) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

7.09 Limitations on Repayments of Master Agreement Notes. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any payment, prepayment, repurchase or redemption in respect of any Master Agreement Note at any time when an Event of Default shall have occurred and be continuing or if an Event of Default would result therefrom.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) The Borrower fails to pay any principal on any of its Outstanding Obligations or Competitive Loans (other than fees) on the date when due; or

(b) The Borrower fails to pay any interest on any of its Outstanding Obligations or Competitive Loans, or any fees associated with any of its Outstanding Obligations or Competitive Loans or any Commitments, within five days after the date when due; or fails to pay any other fees or amount payable to the Administrative Agent or any Lender under any Loan Document within five days after the date when due or, if applicable, after demand is made for the payment thereof; or

(c) Any default occurs in the observance or performance of any agreement contained in Section 6.02(c), Section 6.12 or Section 7; or

(d) The Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof to the Borrower from the Administrative Agent; or

(e) Any representation or warranty by the Borrower or any Guarantor in this Agreement or any other Loan Document or any Compliance Certificate proves to have been inaccurate in any material respect when made or deemed made; or

(f) (i) The Borrower or any Restricted Subsidiary defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, and as a consequence, Indebtedness having an aggregate principal amount in excess of the Threshold Amount shall have become due (automatically or otherwise) or shall have been required to be redeemed prior to its stated maturity, or any Guaranty Obligation in such amount shall have become payable and shall not have been paid within 10 Business Days following a written demand therefor or cash collateral in respect thereof shall have been demanded and such demand shall not have been satisfied within 10 Business Days or (ii) there shall exist an “Event of Default” under the Bridge Facility (a “Bridge Facility Event of Default”); provided that to the extent that any acceleration or Bridge Facility Event of Default referred to in the preceding provisions of this Section 8.01(f) is duly rescinded or waived by the required holders of the applicable Indebtedness, such acceleration or Bridge Facility Event of Default shall cease to be an Event of Default hereunder, unless and except to the extent that the Administrative Agent has theretofore exercised remedies hereunder pursuant to Section 8.02; or

(g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Required Lenders or all Lenders, as may be required hereunder, or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(h) A final non-appealable judgment against the Borrower or any of its Significant Subsidiaries is entered for the payment of money (which is not covered by insurance) in excess of the Threshold Amount, or any non-monetary final judgment is entered against the Borrower or any of its Significant Subsidiaries which has a Material Adverse Effect if, in each case, such judgment remains unsatisfied without procurement of a stay of execution for 30 calendar days after the date of entry of such judgment; or

(i) The Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or the Borrower admits in writing its inability to pay its debts as they mature; or

(j) (i) An ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan, (iv) Borrower or any ERISA Affiliate shall have been notified by the sponsor of a

Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (v) any other event or condition shall exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(k) There occurs any Change of Control.

8.02 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(i):

(i) the Administrative Agent may (and, subject to the terms of Section 9, shall upon the request of the Required Lenders) terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower; and

(ii) the Administrative Agent may (and, subject to the terms of Section 9, shall upon the request of the Required Lenders) demand immediate payment by the Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a Letter of Credit Cash Collateral Account.

(b) Upon the occurrence of any Event of Default described in Section 8.01(i):

(i) the Commitments and all other obligations of the Administrative Agent or the Lenders shall automatically terminate without notice to or demand upon the Borrower, which are expressly waived by the Borrower;

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower; and

(iii) an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to the Administrative Agent without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in a Letter of Credit Cash Collateral Account.

(c) Upon the occurrence of any Event of Default, the Administrative Agent may proceed to protect, exercise and enforce against the Borrower the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Administrative Agent’s and the Lenders’ rights and remedies are to be exercised shall be determined by the Administrative Agent or the Required Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments received during the existence of an Event of Default shall be applied first, to costs and expenses (including Attorney Costs) incurred by the Administrative Agent and each Lender (to the extent that each Lender has a right to reimbursement thereof pursuant to the Loan Documents), second, to the payment of accrued and unpaid interest on the Obligations to and including the date of such application, third, to the payment of, or as cash collateral for, the unpaid principal of the Obligations, and fourth, to the payment of all other amounts (including fees) then owing to the Administrative Agent and the Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among the Lenders.

SECTION 9

THE AGENTS

9.01 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.03 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

9.04 Reliance by the Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Loans.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, absent Requisite Notice by such Lender to the Administrative Agent to the contrary, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to each Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.07 Indemnification. The Lenders agree to indemnify each Agent and the Revolving Lenders agree to indemnify each Issuing Lender, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its affiliates as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(a), Section 8.01(b) or Section 8.01(i) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “the Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of the former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as the Administrative Agent by the date that is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

9.10 Arrangers, Co-Documentation Agents and Co-Syndication Agents. None of the Arrangers, the Co-Documentation Agents or the Co-Syndication Agents shall have any right, power, obligation, liability, responsibility or duty hereunder in its capacity as such. Without limiting the foregoing, none of the Arrangers, the Co-Documentation Agents or the Co-Syndication Agents in its capacity as such shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Arrangers, Co-Documentation Agents or Co-Syndication Agents in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11 Withholding. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Code or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, of the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 10

MISCELLANEOUS

10.01 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower therefrom shall be effective unless in writing signed by the Borrower and the Required Lenders and acknowledged by the Administrative Agent (or signed by the Administrative Agent with the prior written consent of the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing sentence, without the approval in writing of the Borrower, the Administrative Agent and each Lender directly and adversely affected thereby, no amendment, modification, supplement, termination, waiver, approval, or consent may be effective to:

(a) Reduce the amount of principal of any Outstanding Obligations or Competitive Loans owed to such Lender;

(b) Reduce the rate of interest payable on any Outstanding Obligations or Competitive Loans owed to such Lender or the amount or rate of any fee or other amount payable to such Lender under the Loan Documents, except that the Required Lenders may waive or defer the imposition of the Default Rate;

(c) Waive an Event of Default consisting of the failure of the Borrower to pay when due principal, interest, any ticking fee, commitment fee, or any other amount payable to such Lender under the Loan Documents;

(d) Postpone any date scheduled for the payment of principal of, or interest on, any Loan or any Letter of Credit reimbursement obligation or for the payment of any fee or for the payment of any other amount, in each case payable to such Lender under the Loan Documents, or extend the term of, or increase the amount of, any of such Lender’s Commitments (it being understood that a waiver of any Event of Default not referred to in subsection (c) above shall require only the consent of the Required Lenders) or modify such Lender’s share of any of the Commitments (except as contemplated hereby);

(e) Amend or waive the definition of “Required Lenders” or the provisions of this Section 10.01 or Section 10.06 (and, for the avoidance of doubt, all of the Lenders will be deemed to be directly and adversely affected by any amendment or waiver contemplated by this subsection (e)); or

(f) Amend or waive any provision of this Agreement that expressly requires the consent or approval of such Lender;

provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by the affected Issuing Lender in addition to the Required Lenders or each affected Lender, as the case may be, affect the rights or duties of such Issuing Lender, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or each affected Lender, as the case may be, affect the rights or duties of the Administrative Agent, (iii) any fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto and (iv) any amendment, waiver, or consent to a Letter of Credit Application which is not inconsistent with Section 2.06 shall require only the written approval of the Borrower, the Administrative Agent and the applicable Issuing Lender.

In the event that any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders directly and adversely affected thereby, so long as the consent of the Required Lenders has been obtained, the Borrower shall be permitted to remove and replace such Lender in accordance with Section 10.22.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and the Administrative Agent.

10.02 Requisite Notice; Effectiveness of Signatures and Electronic Mail.

(a) Requisite Notice. Notices given in connection with any Loan Document shall be delivered to the intended recipient at the number and/or address set forth in the case of the Borrower and the Administrative Agent, on Schedule 10.02, and in the case of the Lenders, on the Administrative Questionnaire (or as otherwise specified from time to time by such recipient in writing to the Administrative Agent) and shall be given by (i) irrevocable written notice or (ii) except as otherwise provided, irrevocable telephonic (not voicemail) notice. Such notices may be delivered, must be confirmed and shall be effective as follows:

Mode of Delivery

Mail	Effective on earlier of actual receipt and fourth Business Day after deposit in U.S. Mail, first class postage pre-paid

Courier or hand delivery	When signed for by recipient

Telephone (not voicemail)	When conversation completed (must be confirmed in writing)

Facsimile	When confirmed by telephone (not voicemail)

Electronic Mail	When delivered (usage subject to subsection (c) below)

provided, however, that notices delivered to the Administrative Agent pursuant to Section 2 shall not be effective until actually received by the Administrative Agent; provided, further, that the Administrative Agent may require that any notice be confirmed or followed by a manually-signed hard copy thereof. Notices shall be in any form prescribed herein and, if sent by the Borrower, shall be made by a Responsible Officer of the Borrower. Notices delivered and, if required, confirmed in accordance with this subsection shall be deemed to have been delivered by Requisite Notice.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed hard copies and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed hard copy thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Usage of Electronic Mail. Electronic mail and internet and intranet websites may be used to distribute routine communications, such as financial statements and other information, and to distribute agreements and other documents to be signed by the Administrative Agent, the Lenders and the Borrower. No other legally-binding and/or time-sensitive communication or Request for Extension of Credit may be sent by electronic mail without the consent of, or confirmation to, the intended recipient in each instance.

(d) Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify Administrative Agent-Related Persons and the Lenders from any loss, cost, expense or liability as a result of relying on any notices purportedly given by or on behalf of the Borrower absent the gross negligence or willful misconduct of the Person seeking indemnification.

10.03 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the Attorney Costs of one counsel to the Administrative Agent and the Lead

Arrangers taken as a whole and, if reasonably necessary, of one regulatory counsel and one local counsel in each relevant jurisdiction, in each case for the Administrative Agent and the Lead Arrangers and, solely in the case of a conflict of interest, one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in each relevant jurisdiction) for the affected parties taken as a whole and (b) to pay or reimburse the Administrative Agent, the Issuing Lenders and each Lender for all reasonable costs and expenses incurred in connection with any restructuring, reorganization (including a bankruptcy reorganization) or enforcement or attempted enforcement of, or preservation of any rights under, any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including the Attorney Costs of one law firm to the Administrative Agent, the Issuing Lenders and the Lenders taken as a whole and, if reasonably necessary, of one regulatory counsel and one local counsel in each relevant jurisdiction, in each case for the Administrative Agent, the Issuing Lenders and the Lenders taken as a whole and, solely in the case of a conflict of interest, one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in each relevant jurisdiction) for the affected parties taken as a whole; provided, however, that notwithstanding anything to the contrary in this Section 10.03, any costs or expenses that are taxes shall be governed exclusively by Section 3.01. The agreements in this Section shall survive repayment of all Obligations.

10.04 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which the Borrower is a party will be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Lenders and their respective successors and assigns, except that, the Borrower may not, except as permitted by Section 7.03, assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge a Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank or, if such Lender is a fund, to any trustee or to any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities, but no such pledge shall release such Lender from its obligations hereunder or grant to such Federal Reserve Bank or trust or other representative the rights of a Lender hereunder absent foreclosure of such pledge, and any transfer to any Person upon the enforcement of such pledge shall be subject to this Section 10.04.

(b) From time to time following the date of this Agreement, each Lender may assign to one or more banks, financial institutions or other entities, all or any portion of its rights and obligations under this Agreement and the other Loan Documents; provided that:

(i) such assignment, if not to a Lender, an Affiliate of a Lender or an Approved Fund, shall require the consent of (A) prior to the initial Extensions of Credit on the Effective Date, the Borrower and solely for administrative purposes, the Administrative Agent, and in the case of the Revolving Commitments only, the Administrative Agent and the Issuing Lenders (such consents of the Administrative Agent and the Issuing Lenders not to be unreasonably withheld or delayed) and (B) thereafter, with the consent of the Borrower, and in the case of the Revolving Commitments only, the Administrative Agent and the Issuing Lenders (in each case, such consents not be unreasonably withheld or delayed); and provided further, that no consent of the Borrower shall be required for an assignment to any Person if an Event of Default under any of subsections (a), (b) or (i) of Section 8.01 of this Agreement has occurred and is continuing;

(ii) a copy of a duly signed and completed Assignment and Acceptance shall be delivered to the Administrative Agent;

(iii) except in the case of an assignment of the entire remaining Term Commitment, Term Loan or Revolving Commitment of the assigning Lender, such assignment shall be in an aggregate principal amount not less than the Minimum Amount therefor; and

(iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Assignment and Acceptance.

(c) After receipt of a completed Assignment and Acceptance, and receipt of an assignment fee of $3,500 from such assignee and/or such assigning Lender (but not including in the case of assignments to Affiliates and Approved Funds of assigning Lenders), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register on the effective date determined pursuant thereto.

The Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation within the meaning of Section 163(f) of the Code. This Section 10.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations). Solely for purposes of this Section 10.04 and Section 2.13(c) and for tax purposes only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

(d) Each Lender may from time to time, without the consent of any other Person, grant participations to one or more other Persons (including another Lender) in all or any portion of its Loans, Commitments, Extensions of Credit or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating bank or other financial institution shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of the yield protection and increased cost provisions of Section 3 (but only to the extent that the cost of such benefits to the Borrower does not exceed the cost which the Borrower would have incurred in respect of such Lender absent the participation) and for purposes of Section 10.06, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that the assigning Lender may, in any agreement with a participant, give such participant the right to consent (as between the assigning Lender and such participant) to those matters with respect to which the affirmative consent of the assigning Lender would be required pursuant to clauses (a) through (f) of the second sentence of Section 10.01. Any Lender that sells a participation to any Person that is a “foreign corporation, partnership or trust” within the meaning of the Code shall include in its participation agreement with such Person a covenant by such Person that such Person will comply with the provisions of Section 10.21 as if such Person were a Lender and provide that the Administrative Agent and the Borrower shall be third party beneficiaries of such covenant. Each Lender that sells or grants a participation shall (a) withhold or deduct from each payment to the holder of such participation the amount of any tax required under applicable Laws to be withheld or deducted from such payment and not withheld or deducted therefrom by the Borrower or the Administrative Agent, (b) pay the tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable Law and (c) indemnify the Borrower and the Administrative Agent for any losses, cost and expenses that they may incur as a result of any failure to so withhold or deduct and pay such tax.

10.05 Set-off. In addition to any rights and remedies of the Administrative Agent and the Lenders or any assignee of any Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by Law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by Law, to proceed directly, by right of set-off, banker’s lien or otherwise, against any assets of the Borrower which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of the Borrower) and apply such assets against the Obligations then due and payable, irrespective of whether such Proceeding Party shall have made any demand therefor. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.06 Sharing of Payments. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against the Borrower or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender receives in payment of the Obligations held by such other Lender, then, subject to applicable Laws, (a) such Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, (i) if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by the Borrower or any Person claiming through or succeeding to the rights of the Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest and (ii) this Section 10.06 shall not apply to any payments made in accordance with the express provisions of this Agreement or the Loan Documents. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

10.07 No Waiver; Cumulative Remedies.

(a) No failure by any Lender or the Administrative Agent to exercise, and no delay by any Lender or the Administrative Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(c) Except with respect to Section 9.09, the terms and conditions of Section 9 are for the sole benefit of the Agents and the Lenders.

10.08 Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of the Obligations.

10.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document (other than a Letter of Credit Application) shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

10.11 Nature of the Lenders’ Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Subsidiary or Affiliate of the Borrower. Each Lender’s obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the Commitments attributable to any other Lender.

10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

10.13 Indemnity by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Administrative Agent-Related Person, the other Agents and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any of its Affiliates or any of its officers or directors; (ii) any and all claims, demands, actions or causes of action arising out of or relating to the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Extension of Credit, or the relationship of the Borrower, the Administrative Agent and the Lenders under this Agreement; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clauses (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (excluding taxes, which are governed exclusively by Section 3.01 and including and limited to the Attorney Costs of one counsel for the Indemnitees taken as a whole and, if reasonably necessary, of one regulatory counsel and one local counsel in each relevant jurisdiction, in each case to the Indemnitees taken as a whole, and, solely in the case of a conflict of interest, one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in each relevant jurisdiction) for the affected parties taken as a whole) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, including settlement costs incurred with the prior written consent of Borrower (which consent shall not be unreasonably withheld), whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any Indemnified Liability to the extent (i) it is found by a final, non-appealable judgment of a court or competent jurisdiction to arise from (x) the bad faith, willful misconduct or gross negligence of an Indemnitee or (y) a material breach by such Indemnitee of its express obligations under this Agreement or (ii) not resulting from an act or omission of the Borrower or any of its Affiliates in respect of a claim, litigation, investigation or proceeding by one Lender against another Lender in connection with secondary loan market trading activities. The agreements in this Section shall survive repayment of all Obligations.

10.14 Nonliability of the Lenders.

The Borrower acknowledges and agrees that:

(a) Any inspections of any property of the Borrower made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan Documents only, and the Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

(c) The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders; neither the Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates; the Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or any Lender in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither the Borrower nor any other Person is entitled to rely thereon;

(d) Neither the Administrative Agent nor any Lender shall under any circumstance be deemed to be in an advisory, fiduciary or agency relationship with the Borrower and its Affiliates or have a fiduciary or other implied duty to the Borrower and its Affiliates;

(e) The Administrative Agent and the Lenders, and their Affiliates, may have economic interests that conflict with those of the Borrower or its Affiliates; and

(f) Neither the Administrative Agent nor any Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of the Borrower and/or its Affiliates and the Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless from any such loss, damage, liability or claim.

10.15 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Lenders in connection with the Extensions of Credit, and is made for the sole benefit of the Borrower, the Administrative Agent and the Lenders, the Administrative Agent’s and the Lenders’ successors and permitted assigns. Except as provided in Section 10.04, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.16 Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective and severable to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Administrative Agent, the Lenders and the Borrower agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

10.17 Confidentiality. The Administrative Agent and each Lender shall use any confidential non-public information concerning the Borrower and its Subsidiaries and Affiliates that is furnished to the Administrative Agent or such Lender by or on behalf of the Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose Confidential Information (a) to their affiliates or any of their or their affiliates’ directors, officers, employees, auditors, counsel, advisors, or representatives (collectively, the “Representatives”) who need to know such information for the purposes set forth in this Section and who have been advised of and acknowledge their obligation to keep such information confidential in accordance with this Section, (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein, (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the Administrative Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority (in which case such Lender shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, use reasonable efforts to promptly notify the Borrower, in advance, to the extent lawfully permitted to do so), (d) to the extent necessary or appropriate to enforce any right or remedy or in connection with any claims asserted by or against the Administrative Agent or such Lender or any of their Representatives, (e) pursuant to any subpoena or any similar legal process (in which case such Lender shall use reasonable efforts to promptly notify the Borrower, in advance, to the extent permitted by Law), (f) to Moody’s and S&P when required by them (it being understood that, prior to any such disclosure, such rating agency shall undertake to use reasonable efforts to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender) and (g) with the consent of the Borrower. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in the Administrative Agent’s or a Lender’s possession prior to its being provided by or on behalf of the Borrower or any of its Subsidiaries or Affiliates, provided that such information is not known by the Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Borrower or any of its Subsidiaries or Affiliates, (y) is or becomes publicly available (other than through a breach hereof by the Administrative Agent or such Lender) or (z) becomes available to the Administrative Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by the Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind, including opinions or other tax analyses, that have been provided to it by any other party relating to such tax treatment and tax structure.

10.18 Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Domestic Lenders. Each Lender that is a United States person shall provide the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of an assignee or transferee of an interest under this Agreement pursuant to Section 10.04 or otherwise, on the date of such assignment or transfer, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Lender is a United States person and to such Lender’s entitlement as of such date to a complete exemption from U.S. federal backup withholding Tax with respect to payments to be made under any Loan Document.

10.21 Foreign Lenders. Each Lender organized under the Laws of a jurisdiction outside the United States, on or prior to the date of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) if such Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, IRS Form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of a trade or business in the United States, or (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim an exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8, or any successor form prescribed by the IRS, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each such Person shall (a) to the extent it remains lawfully able to do so, upon the request of the Borrower, promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms set forth in the prior sentence (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement and (b) promptly notify the Administrative Agent of any change in circumstances that the Lender is aware of which would modify or render invalid any claimed exemption or reduction. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

10.22 Removal and Replacement of Lenders.

(a) In the event that any Lender (i) requests compensation under Section 3.01 or 3.04, (ii) becomes a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders (including, for the avoidance of doubt, any extension permitted by Section 2.04(b) or 2.08(c) with the consent of each Lender) directly and adversely affected thereby (in the case of this clause (iii), so long as the consent of the Required Lenders to such amendment, supplement, modification, consent or waiver has been obtained), the Borrower may, upon notice to such Lender and the Administrative Agent, remove such Lender by (A) solely in the case of clause (ii) with respect to any Lender that becomes a Defaulting Lender, (x) after the Effective Date, under either of clauses (e) or (f) of the definition thereof or (y) on or prior to the Effective Date, for any reason, non ratably terminating such Lender’s Commitment and prepaying such Lenders outstanding Loans and/or (B) causing such Lender to assign its rights and obligations under this Agreement pursuant to Section 10.04(b) to one or more other Lenders or eligible assignees procured by the Borrower and, in the case of the Revolving Facility, otherwise reasonably acceptable to the Administrative Agent and the Issuing Lenders; provided that such assigning Lender shall have received payment of an amount equal to 100% of the outstanding principal, interest and fees owed to such Lender from the assignee Lender or the

Borrower. The Borrower shall, in the case of a termination of such Lender’s Commitment and prepaying its Loans pursuant to clause (A) preceding, (x) pay in full all principal, interest, fees and other amounts owing to such Lender (other than with respect to any outstanding Competitive Loan held by it) through the date of termination and prepayment (including any amounts payable pursuant to Section 3), (y) provide appropriate assurances and indemnities (which may include letters of credit) to such Lender and the Issuing Lender as each may reasonably require with respect to any continuing risk participation interest in any Letters of Credit then outstanding and (z) release such Lender from its obligations under the Loan Documents from and after the date of termination and prepayment. The Borrower shall, in the case of an assignment pursuant to clause (B) preceding, cause to be paid the assignment fee payable to the Administrative Agent pursuant to Section 10.04(c). Any such Lender whose Commitments are being assigned shall execute and deliver an Assignment and Acceptance covering such Lender’s Commitments. The Administrative Agent shall distribute an amended Schedule 1.01A, which shall be deemed incorporated into this Agreement, to reflect adjustments to the Lenders and their Commitments.

Notwithstanding anything to the contrary contained herein, prior to the Effective Date, removal of Lenders pursuant to clause (A) above shall be permitted with respect to any Lender that would be a Defaulting Lender if no effect were given to any grace periods contained in clause (a) of the definition of Defaulting Lender.

(b) If fees cease to accrue on the unfunded portion of the Commitments of a Defaulting Lender pursuant to Section 2.20(a), such fees shall not be paid to the non-Defaulting Lenders.

(c) This section shall supersede any provisions in Section 10.01 to the contrary.

10.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or 3.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable best efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no legal or regulatory disadvantage and no more than an insubstantial economic disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.01(a).

10.24 Governing Law; Submission to Jurisdiction; Waivers.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT WITH RESPECT TO ANY DETERMINATION AS TO AN EFFECTIVE DATE MATERIAL ADVERSE EFFECT, SUCH DETERMINATION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

(b) Each party to this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any suit, action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any state or federal court sitting in the City of New York, and appellate courts from any court therein;

(ii) agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment;

(iii) consents that any such suit, action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iv) agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address provided for in Section 10.02;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction;

(vi) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any suit, action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.25 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.26 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first written above.

NBC UNIVERSAL, INC.

By:	/s/ Jeff Zucker
Name: Jeff Zucker
Title: President and Chief Executive Officer

By:	/s/ Lynn Calpeter
Name: Lynn Calpeter
Title: Executive Vice President and Chief Financial Officer

J.P. MORGAN SECURITIES INC.

By:	/s/ Thomas D. Cassin
Name: Thomas D. Cassin
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Executive Director

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Teri Streusand
Name: Teri Streusand
Title: Authorized Signatory

GOLDMAN SACHS BANK USA

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

BANC OF AMERICA SECURITIES LLC

By:	/s/ Andrew M. Hensley
Name: Andrew M. Hensley
Title: Director

BANK OF AMERICA, N.A.

By:	/s/ Peter van der Horst
Name: Peter van der Horst
Title: Senior Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Authorized Signatory

CITIBANK, N.A.

By:	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Vice President

BARCLAYS BANK PLC

By:	/s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

BNP PARIBAS

By:	/s/ Nicolas Rabier
Name: Nicolas Rabier
Title: Director

By:	/s/ Nuala Marley
Name: Nuala Marley
Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Eric Federman
Name: Eric Federman
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Director

By:	/s/ Lynne-Marie Paquette
Name: Lynn-Marie Paquette
Title: Associate

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Andreas Neumeier
Name: Andreas Neumeier
Title: Managing Director

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Yasuhiko Imai
Name: Yasuhiko Imai
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Jose Carlos
Name: Jose Carlos
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Matthew Pennachio
Name: Matthew Pennachio
Title: Vice President

UBS SECURITIES, LLC, as Co-Arranger

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ April Varner-Nanton
Name: April Varner-Nanton
Title: Director

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

WELLS FARGO BANK, N.A.

By:	/s/ James Travagline
Name: James Travagline
Title: Director

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Xiaojing Li
Name: Xiaojing Li
Title: General Manager

LLOYDS TSB BANK PLC

By:	/s/ Deborah Carlson
Name: Deborah Carlson
Title: Senior Vice President

By:	/s/ Windsor Davies
Name: Windsor Davies
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Meredith Jerman
Name: Meredith Jerman
Title: Vice President

ROYAL BANK OF CANADA

By:	/s/ D.W. Scott Johnson
Name: D.W. Scott Johnson
Title: Authorized Signatory

SOVEREIGN BANK

By:	/s/ David M. Hobert
Name: David M. Hobert
Title: Senior Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Brenda S. Insull
Name: Brenda S. Insull
Title: Authorized Signatory

SCOTIABANC INC.

By:	/s/ J.F. Todd
Name: J.F. Todd
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Thomas G. Gunder
Name: Thomas G. Gunder
Title: SVP

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK NEW YORK BRANCH

By:	/s/ Tanya Crossley
Name: Tonya Crossley
Title: Managing Director

By:	/s/ Priya Vrat
Name: Priya Vrat
Title: Director

INTESA SANPAOLO SPA

By:	/s/ John J. Michalisin
Name: John J. Michalisin
Title: First Vice President

By:	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: First VP & Credit Manager

MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.

By:	/s/ Greg Lomas
Name: Greg Lomas
Title: Managing Director

THE BANK OF NEW YORK MELLON

By:	/s/ David B. Wirl
Name: David B. Wirl
Title: Managing Director

RAYMOND JAMES BANK, FSB

By:	/s/ Thomas F. Macina
Name: Thomas F. Macina
Title: Executive Vice President

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Debbi L. Brito
Name: Debbi L. Brito
Title: Authorized Signatory

SCHEDULE 1.01A

COMMITMENTS

Lender	Revolving Commitment	Term Commitment
JPMorgan Chase Bank, N.A.	$40,000,000	$160,000,000
Goldman Sachs Bank USA	$40,000,000	$160,000,000
Morgan Stanley Senior Funding, Inc./Morgan Stanley Bank, N.A.	$40,000,000	$160,000,000
Bank of America, N.A.	$35,000,000	$140,000,000
Citibank, N.A.	$35,000,000	$140,000,000
Barclays Bank PLC	$30,000,000	$120,000,000
BNP Paribas	$30,000,000	$120,000,000
Credit Suisse AG, Cayman Islands Branch	$30,000,000	$120,000,000
Deutsche Bank AG New York Branch	$30,000,000	$120,000,000
Mizuho Corporate Bank, Ltd.	$30,000,000	$120,000,000
Sumitomo Mitsui Banking Corporation	$30,000,000	$120,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$30,000,000	$120,000,000
The Royal Bank of Scotland plc	$30,000,000	$120,000,000
UBS Loan Finance LLC	$30,000,000	$120,000,000
Wells Fargo Bank, N.A.	$30,000,000	$120,000,000
Bank of China, New York Branch	$26,000,000	$104,000,000
Lloyds TSB Bank plc	$26,000,000	$104,000,000
PNC Bank, National Association	$26,000,000	$104,000,000
Royal Bank of Canada	$26,000,000	$104,000,000
Sovereign Bank	$26,000,000	$104,000,000
The Bank of Nova Scotia/Scotiabanc Inc.	$26,000,000	$104,000,000
US Bank National Association	$26,000,000	$104,000,000

Credit Agricole Corporate and Investment Bank New York Branch	$16,000,000	$64,000,000
Intesa Sanpaolo SpA	$16,000,000	$64,000,000
Mediobanca International (Luxembourg) S.A.	$16,000,000	$64,000,000
The Bank of New York Mellon	$10,000,000	$40,000,000
Raymond James Bank, FSB	$10,000,000	$40,000,000
Toronto Dominion (New York) LLC	$10,000,000	$40,000,000

TOTAL:	$750,000,000	$3,000,000,000

SCHEDULE 1.01B

PERMITTED SURVIVING INDEBTEDNESS

(a)	(i) NBCU’s GEAR (GE Accounts Receivable) program managed and administrated by GE Working Capital Solutions, (ii) NBCU’s WCS factoring program with GE Working Capital Solutions and (iii) any refinancing, replacement, extension, renewal or refunding of the foregoing.

(b)	Any guaranty provided by NBCU in connection with the A&E Puts.

(c)	The Credit Agreement, dated as of March 2, 1998, among LIN Television of Texas, LP and General Electric Capital Corporation, as lender, any Guaranty Obligations in respect thereof and any refinancing, replacement, extension, renewal or refunding of the foregoing.

(d)	The $2.7 million Miami Station note due 2018.

(e)	The guaranty provided by NBCU in connection with the Credit Agreement, dated as of November 6, 2009 among certain Blackstone entities, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A., as syndication agent (related to the Universal Orlando joint venture).

(f)	Other Indebtedness consented to in writing by the Lead Arrangers.

SCHEDULE 1.01C

TRANSACTIONS

“Transactions” shall mean the following transactions contemplated by the Master Agreement:

(a) Navy Holdco 1 (as defined in the Master Agreement) will, and GE will cause Navy Holdco 1 to, acquire all the outstanding shares of NBCU that it does not already own;

(b) NBCU will make a distribution (the “NBCU Dividend”) to its equity holders, which will be financed with the proceeds of:

(i) the Term Facility; and

(ii) at the option of the Borrower, either (x) the issuance of senior unsecured notes (the “Senior Notes”) in a public offering or Rule 144A private placement or (y) the Bridge Facility (or any combination of the Senior Notes and the Bridge Facility as determined by the Borrower);

(c) Navy Holdco 1 will, and GE will cause Navy Holdco 1 to, contribute all of the outstanding shares of NBCU to Navy Holdco 2 (as defined in the Master Agreement);

(d) NBCU will convert from a Delaware corporation to a Delaware limited liability company;

(e) GE will cause Navy Holdco 2, or Navy Holdco 2 will cause one or more of its Subsidiaries (as defined in the Master Agreement), to contribute all of the outstanding shares of NBCU and the Contributed NBCU Assets (as defined in the Master Agreement) to Newco and Newco will issue membership interests in Newco (“Newco Membership Interests”) in exchange therefor;

(f) GE will, and will cause its Subsidiaries (other than the NBCU Entities (as defined in the Master Agreement)) to, transfer, directly or indirectly, the Contributed NBCU Assets to NBCU and NBCU shall assume the Assumed NBCU Liabilities (as defined in the Master Agreement);

(g) Comcast will, or will cause one or more of its Subsidiaries (as defined in the Master Agreement) to, contribute or transfer, as applicable, the Contributed Comcast Assets (as defined in the Master Agreement) to NBCU, and NBCU shall assume the Assumed Comcast Liabilities (as defined in the Master Agreement) (the “Combination”), and Newco will issue to Comcast Newco Membership Interests in consideration therefor; and

(h) Immediately following the transactions described by the foregoing clauses (a) through (g), Comcast will purchase Newco Membership Interests from Navy Holdco 2 or one or more of its Subsidiaries, the consummation of which will result in Comcast and Navy Holdco 2 owning 51% and 49% of the outstanding Newco Membership Interests, respectively.

SCHEDULE 5.05

LITIGATION

None.

SCHEDULE 10.02

ADDRESSES FOR NOTICES

If to the Borrower, to:

NBC Universal, Inc.

30 Rockefeller Plaza

New York, NY 10112

Attention: Lynn Calpeter, Executive Vice President and Chief Financial Officer

Telephone: (212) 664-7088

Facsimile: (212) 664-0427

E-mail: lynn.calpeter@nbcuni.com

With a copy to each of:

NBC Universal, Inc.

30 Rockefeller Plaza

New York, NY 10112

Attention: General Counsel

Telephone: (212) 664-7024

Facsimile: (212) 664-4733

E-mail: rick.cotton@nbcuni.com

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Attention: General Counsel

Telephone: (215) 286-7564

Facsimile: (215) 286-7794

E-mail: Art_Block@comcast.com

General Electric Company

201 High Ridge Road

Stamford, CT 06927

Attention: Treasurer

Telephone: 203-357-6199

Facsimile: 203-585-1191

E-mail: kathy.cassidy@ge.com

If to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

Attention: Peter Thauer

Telephone: (212) 270-6289

Facsimile: (212) 270-5127

E-mail: peter.thauer@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, TX 77002

Attention: Demetra Mayon

Telephone: (713) 750-3780

Facsimile: (713) 750-2358

E-mail: demetra.a.mayon@jpmorgan.com

EXHIBIT A

FORM OF REQUEST FOR EXTENSION OF CREDIT

Date: ______________, 201_

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Three-Year Credit Agreement dated as of March 19, 2010, among NBC Universal, Inc., a Delaware corporation (“NBCU” or the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Lender, Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as co-syndication agents (each in such capacity, a “Co-Syndication Agent”), and Bank of America N.A. and Citigroup Global Markets Inc., as co-documentation agents (each in such capacity, a “Co-Documentation Agent”) (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby requests (select one):

☐ A Borrowing of [Revolving Loans] [Term Loans]

☐ A Conversion or Continuation of [Revolving Loans] [Term Loans]

1. On ___________________________ (a Business Day).

2. In the amount of $________________________________.

3. Comprised of ______________________________________.
[type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of ___ months (or ___ days, if for an Interest Period of less than one month).

The foregoing request complies with the requirements of Section 2 of the Agreement. If the requested Extension of Credit is an Extension of Credit other than the initial Extensions of Credit made on the Effective Date and other than a Conversion or a Continuation, the undersigned hereby certifies that the following statements will be true on the date of the requested Extension of Credit:

(a) The representations and warranties of the Borrower contained in Section 5 (other than Sections 5.04(b) and 5.05) of the Agreement are correct in all material respects; and

(b) No Default or Event of Default exists or will result from the requested Extension of Credit or the use thereof.

NBC UNIVERSAL, INC.

By:

Name:

Title:

2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _____________, 201_

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Three-Year Credit Agreement dated as of March 19, 2010, among NBC Universal, Inc., a Delaware corporation (“NBCU” or the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Lender, Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as co-syndication agents (each in such capacity, a “Co-Syndication Agent”), and Bank of America N.A. and Citigroup Global Markets Inc., as co-documentation agents (each in such capacity, a “Co-Documentation Agent”) (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that [he][she] is the _____________ of the Borrower, and that, as such, [he][she] is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Annex 1 are the year-end audited consolidated financial statements of the Borrower required by Section 6.01(a)(i) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of independent certified public accountants required by such section.

2. Attached hereto as Annex 2 are the year-end unaudited consolidated financial statements of the Borrower required by Section 6.01(a)(ii) of the Agreement for the fiscal year of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP as at such date and for such period, except for the absence of footnotes and a schedule eliminating from such financial statements the accounts of any Person that is not a Restricted Subsidiary (except to the extent included pursuant to clause (a)(i) or (a)(ii) of the proviso in the definition of Consolidated Net Income).

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Annex 2 are the unaudited consolidated financial statements of the Borrower required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP as at such date and for such periods, subject only to pro forma adjustments and normal year-end audit adjustments, except for the absence of footnotes and a schedule eliminating from such financial statements the accounts of any Person that is not a Restricted Subsidiary (except to the extent included pursuant to clause (a)(i) or (a)(ii) of the proviso in the definition of Consolidated Net Income).

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under [his][her] supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under my supervision with a view to determining whether during such fiscal period the Borrower performed and observed its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The financial covenant analyses and information set forth on Annex 3 attached hereto are true and accurate. Such analyses and information set forth the necessary adjustments to exclude the Indebtedness and EBITDA attributed to Unrestricted Subsidiaries and give pro forma effect (in accordance with Section 1.07 of the Agreement) to Material Acquisitions and Material Dispositions made during the period covered thereby.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________ __, 201_.

NBC UNIVERSAL, INC.

By:

Name:

Title:

[1]	To be included commencing with the Test Period ending on the last day of the first full fiscal quarter ended after the Effective Date.

2

ANNEX 1

AUDITED FINANCIAL STATEMENTS OF THE BORROWER

ANNEX 2

UNAUDITED FINANCIAL STATEMENTS OF THE BORROWER

ANNEX 3

Set forth detailed calculations

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

_________________, 201__

Reference is made to that certain Three-Year Credit Agreement dated as of March 19, 2010, among NBC Universal, Inc., a Delaware corporation (“NBCU” or the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Lender, Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as co-syndication agents (each in such capacity, a “Co-Syndication Agent”), and Bank of America N.A. and Citigroup Global Markets Inc., as co-documentation agents (each in such capacity, a “Co-Documentation Agent”) (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined).

The assignor identified on the signature page hereto (the “Assignor”) and the assignee identified on the signature page hereto (the “Assignee”) agree as follows:

1. (a) Subject to Paragraph 11, effective as of the date written on Annex 1 hereto (the “Effective Date”), the Assignor irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, the interest described on Annex 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Agreement.

(b) From and after the Effective Date, (i) the Assignee shall be a party under the Agreement and will have all the rights and obligations of a Lender for all purposes under the Loan Documents to the extent of the Assigned Interest and be bound by the provisions thereof, and (ii) the Assignor shall relinquish its rights and be released from its obligations under the Agreement to the extent of the Assigned Interest. The Assignor and/or the Assignee, as agreed by the Assignor and the Assignee, shall deliver to the Administrative Agent any applicable assignment fee required under Section 10.04(c) of the Agreement.

2. On the Effective Date, the Assignee shall pay to the Assignor, in immediately available funds, an amount equal to the purchase price of the Assigned Interest as agreed upon by the Assignor and the Assignee.

3. The Assignor and the Assignee agree that all payments of principal, interest, fees and other amounts in respect of the Assigned Interest accruing from and after the Effective Date shall be for the account of the Assignee, and all payments of such amounts in respect of the Assigned Interest accruing prior to the Effective Date shall remain for the account of the Assignor. The Assignor and the Assignee hereby agree that if either receives any payment of such amounts which is for the account of the other, it shall hold the same in trust for such party and shall promptly pay the same to such party.

4. The Assignor represents and warrants to the Assignee that:

(a) The Assignor is the legal and beneficial owner of the Assigned Interest, and the Assigned Interest is free and clear of any adverse claim;

(b) The Assigned Interest listed on Annex 1 accurately and completely sets forth the amount of all Obligations relating to the Assigned Interest as of the Effective Date;

(c) It has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this

Assignment and Acceptance, and any and all other documents delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment and Acceptance and the Loan Documents, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection in connection herewith or therewith; and

(d) This Assignment and Acceptance constitutes the legal, valid and binding obligation of the Assignor.

The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance by the Borrower of its obligations under the Loan Documents, and assumes no responsibility with respect to any statements, warranties or representations made under or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document other than as expressly set forth above.

5. The Assignee represents and warrants to the Assignor and the Administrative Agent that:

(a) It is eligible to purchase the Assigned Interest pursuant to Section 10.04 of the Agreement;

(b) It has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Assignment and Acceptance, and any and all other documents delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment and Acceptance and the Loan Documents, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection in connection herewith or therewith;

(c) This Assignment and Acceptance constitutes the legal, valid and binding obligation of the Assignee;

(d) Under applicable Laws no tax will be required to be withheld by the Administrative Agent or the Borrower with respect to any payments to be made to the Assignee hereunder or under any Loan Document, and prior to or concurrently with the Administrative Agent’s receipt of this Assignment and Acceptance, the Assignee has delivered to the Administrative Agent any tax forms required by Section 10.20 or Section 10.21 of the Agreement (as applicable); and

(e) The Assignee has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance. The Assignee has independently and without reliance upon the Assignor or the Administrative Agent and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Assignee will, independently and without reliance upon the Administrative Agent or any Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement.

6. The Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

2

7. If either the Assignee or the Assignor desires a Note to evidence its Loans, it shall request the Administrative Agent to procure a Note from the Borrower.

8. The Assignor and the Assignee agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance.

9. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided however, that the Assignee shall not assign its rights or obligations hereunder without the prior written consent of the Assignor and any purported assignment, absent such consent, shall be void.

10. This Assignment and Acceptance may be executed by facsimile signatures with the same force and effect as if manually signed and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the state specified in the Agreement.

11. The effectiveness of the assignment described herein is subject to:

(a) If such consent is required by the Agreement, the Assignor and the Assignee obtaining the consent of the Administrative Agent, the Issuing Lender, and the Borrower to the assignment described herein. By delivering a copy of this Assignment and Acceptance to the Administrative Agent, the Assignor and the Assignee hereby request any such required consent and request that the Administrative Agent register the Assignee as a Lender under the Agreement effective as of the Effective Date.

(b) Receipt by the Administrative Agent of (or other arrangements acceptable to the Administrative Agent with respect to) any applicable assignment fee referred to in Section 10.04(c) of the Agreement and any tax forms required by Section 10.20 or Section 10.21 of the Agreement (as applicable). By signing below, the Administrative Agent agrees to register the Assignee as a Lender under the Agreement, effective as of the Effective Date with respect to the Assigned Interest and will adjust the registered Revolving Commitment of the Assignor under the Agreement to reflect the assignment of the Assigned Interest.

12. Attached hereto as Annex 2 is all contact, address, account and other administrative information relating to the Assignee.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.

Assignor:

By:
Name:
Title:

Assignee:

[__]	Tax forms required by
Section 10.20 or Section 10.21

3

of the Agreement included
By:
Name:
Title:

(Signatures continue)

4

In accordance with and subject to Section 10.04 of the Credit Agreement, the undersigned consent to the foregoing assignment as of the Effective Date:

NBC UNIVERSAL, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and an Issuing Lender

By:
Name:
Title:

[OTHER ISSUING LENDER], as an Issuing Lender

By:
Name:
Title:

5

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

THE ASSIGNED INTEREST

Effective Date: ______________________

Facility Assigned	Principal Amount Assigned	Percentage
	$	%
	$	%

6

ANNEX 2 TO ASSIGNMENT AND ACCEPTANCE

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and

account and payment information)

7

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

_________________, 201__

This Solvency Certificate is being executed and delivered pursuant to Section 4.02(i) of that certain Three-Year Credit Agreement dated as of March 19, 2010, among NBC Universal, Inc., a Delaware corporation (“NBCU” or the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Lender, Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as co-syndication agents (each in such capacity, a “Co-Syndication Agent”), and Bank of America N.A. and Citigroup Global Markets Inc., as co-documentation agents (each in such capacity, a “Co-Documentation Agent”) (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined).

I, [    ], Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole) and am duly authorized to execute this solvency certificate on behalf of the Borrower pursuant to the Agreement.

I further certify, in my capacity as Chief Financial Officer of the Borrower, and not in my individual capacity, that as of the date hereof and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with the Agreement and the Transactions (assuming, in each case, that such Indebtedness and obligations come due at their stated maturity), the Borrower and its Subsidiaries, taken as a whole, will be Solvent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [ ]
Title: Chief Financial Officer

EXHIBIT E

FORM OF GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT, dated as of ______________, 201__, is made by each of the entities that are signatories hereto (the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) parties to the Three-Year Credit Agreement, dated as of March 19, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NBC UNIVERSAL, INC. a Delaware corporation(the “Borrower”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans.

NOW, THEREFORE, in consideration of the premises, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) As used herein, “Guarantee” means this Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

(c) As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or the Lenders (including, in the case of Letters of Credit, the Issuing Lenders, and including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document).

(d) As used herein, the term “Material Adverse Effect” means any set of circumstances or events which (i) has or would reasonably be expected to have a material adverse effect upon the validity or enforceability against a Guarantor of any Loan Document or (b) has had or would reasonably be expected to have a material adverse effect on the ability of a Guarantor to perform its payment obligations under any Loan Document; provided that all references to “Material Adverse Effect” shall refer to “Effective Date Material Adverse Effect” for the purpose of any representation hereunder made on or prior to the Effective Date.

(e) The words “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision hereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Guarantee.

(f) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

2. Guarantee (a) Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Unless otherwise released pursuant to Section 20, this Guarantee shall remain in full force and effect until the Obligations (other than contingent indemnification and expense reimbursement obligations) are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

(d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(e) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments (other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

(f) Each Guarantor agrees that whenever, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. For purposes of this Section 0, “proportionate share” means, as to any Guarantor a fraction the numerator of which shall be the net worth of such Guarantor and the denominator of which shall be the aggregate net worth of all Guarantors. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

4. Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations (other than contingent expense reimbursement and indemnification obligations) are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations (other than contingent expense reimbursement and indemnification obligations) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

6. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Guarantors, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any Note or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against such Guarantor.

8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

10. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) (i) it is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the state of its organization, (ii) has the power and authority and the legal right to own, lease and operate its properties and to conduct its business, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing does not have a Material Adverse Effect and (iv) and is in compliance with all Laws, except to the extent that noncompliance does not have a Material Adverse Effect;

(b) it has the power and authority and the legal right to make, deliver and perform this Guarantee, and has taken all necessary action to authorize the execution, delivery and performance of this Guarantee. Except for such consents, authorizations, filings or other acts which have been duly made or obtained and are in full force and effect, no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee. This Guarantee has been duly executed and delivered on behalf of each Guarantor, and constitutes a legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c) the execution, delivery, and performance by the Guarantors of this Guarantee does not and will not (i) violate or conflict with, or result in a breach of, or require any consent under (x) any of the Guarantors’ organizational documents, (y) any applicable Laws which has a Material Adverse Effect or (z) any Contractual Obligation, license or franchise of any Guarantor or any of their Subsidiaries or by which any of them or any of their property is bound or subject which has a Material Adverse Effect, (ii) constitute a default under any such Contractual Obligation, license or franchise which has a Material Adverse Effect or (iii) result in, or require, the creation or imposition of any Lien on any of the properties of any Guarantor or any of their Subsidiaries which is not permitted by the Credit Agreement; and

(d) no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the best knowledge of the Guarantors, threatened by or against any Guarantor or any of their Subsidiaries or against any of their properties or revenues that is reasonably likely to be determined adversely, and, if so adversely determined, has a Material Adverse Effect.

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the Effective Date and each date thereafter on which an Extension of Credit (other than a Conversion or a Continuation) is made as though made hereunder on and as of such date.

11. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

12. Notices. Notices given in connection with this Guarantee shall be delivered to the intended recipient at the number and/or address set forth (i) in the case of the Administrative Agent, on Schedule 10.02 of the Credit Agreement, (ii) in the case of the Lenders, on the Administrative Questionnaire (or as otherwise specified from time to time by such recipient in writing to the Administrative Agent) and (iii) in the case of any Guarantor, at its address or transmission number for notices set forth under its signature below, and shall be given by (x) irrevocable written notice or (y) except as otherwise provided, irrevocable telephonic (not voicemail) notice. Such notices may be delivered, must be confirmed and shall be effective as follows:

Mode of Delivery

Mail	Effective on earlier of actual receipt and fourth Business Day after deposit in U.S. Mail, first class postage pre-paid

Courier or hand delivery	When signed for by recipient

Telephone (not voicemail)	When conversation completed (must be confirmed in writing)

Facsimile	When confirmed by telephone (not voicemail)

Electronic Mail	When delivered (usage subject to subsection (c) below)

provided, however, that the Administrative Agent may require that any notice be confirmed or followed by a manually-signed hard copy thereof. Notices shall be in any form prescribed herein and, if sent by a Guarantor, shall be made by a Responsible Officer of such Guarantor. Notices delivered and, if required, confirmed in accordance with this subsection shall be deemed to have been delivered by Requisite Notice.

(a) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed hard copies and shall be binding on the Guarantors, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed hard copy thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(b) Limited Usage of Electronic Mail. Electronic mail and internet and intranet websites may be used to distribute routine communications, such as financial statements and other information, and to distribute agreements and other documents to be signed by the Administrative Agent, the Lenders and the Borrower. No other legally-binding and/or time-sensitive communication may be sent by electronic mail without the consent of, or confirmation to, the intended recipient in each instance.

(c) Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Guarantor shall indemnify Administrative Agent-Related Persons and the Lenders from any loss, cost, expense or liability as a result of relying on any notices purportedly given by or on behalf of such Guarantor absent the gross negligence or willful misconduct of the Person seeking indemnification.

13. Counterparts. This Guarantee may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective and severable to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Administrative Agent, the Lenders and the Guarantors agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

15. Integration. This Guarantee, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Guarantee and those of any other Loan Document, the provisions of this Guarantee shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document (other than a Letter of Credit Application) shall not be deemed a conflict with this Guarantee. This Guarantee was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. THIS GUARANTEE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

16. Amendments in Writing; No Waiver; Cumulative Remedies. No amendment, modification, supplement, extension, termination or waiver of any provision of this Guarantee, no approval or consent hereunder, and no consent to any departure by any Guarantor herefrom shall be effective unless in writing signed by each Guarantor and the Required Lenders and acknowledged by the Administrative Agent (or signed by the Administrative Agent with the prior written consent of the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure by any Lender or the Administrative Agent to exercise, and no delay by any Lender or the Administrative Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Guarantee preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

17. Section Headings. Section headings in this Guarantee are included for convenience of reference only and are not part of this Guarantee for any other purpose.

18. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.

19. Governing Law. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) Each party to this Guarantee irrevocably and unconditionally:

(i) submits for itself and its property in any suit, action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any state or federal court sitting in the City of New York, and appellate courts from any court therein;

(ii) agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment;

(iii) consents that any such suit, action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iv) agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address provided for in Section 12;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction;

(vi) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any suit, action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

20. Release of Guarantee. (a) All of the Guarantees shall be released when the Obligations (other than contingent expense reimbursement and indemnification obligations) have been paid in full and the Commitments have been terminated (subject to reinstatement in accordance with Section 8 above).

(b) If any Guarantor shall cease to be a subsidiary of the Borrower or all or substantially all of the assets of a Guarantor are sold to a Person other than the Borrower or any of its Subsidiaries, in each case in a transaction not otherwise prohibited by the Credit Agreement (any such sale, a “Sale of Guarantor”), such Guarantor shall be automatically released from its Guarantee hereunder, and the Administrative Agent shall, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence such release. Such release shall not require the consent of any Lender or the Administrative Agent and the Administrative Agent shall be fully protected in relying on a certificate of the Borrower as to whether the foregoing conditions are satisfied.

(c) If the Borrower shall deliver a notice in writing to the Administrative Agent electing to release a Guarantor from its obligations under this Guarantee and certifying that, after giving effect to such release, there shall be no Event of Default, then the Guarantor shall be automatically released from this Guarantee hereunder with effect from the date of such notice, and the Administrative Agent shall, at the at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence such release. Such release shall not require the consent of any Lender or the Administrative Agent and the Administrative Agent shall be fully protected in relying on a certificate of the Borrower as to whether the foregoing conditions are satisfied.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[NAME OF GUARANTOR]	[NAME OF GUARANTOR]

By	By

Title	Title

Address for Notices:	Address for Notices:

Telex:	Telex:

Fax:	Fax:

[NAME OF GUARANTOR]	[NAME OF GUARANTOR]

By	By

Title	Title

Address for Notices:	Address for Notices:

Telex:	Telex:

Fax:	Fax: